EXHIBIT 99.1

SELECTED FINANCIAL DATA
-----------------------

MidAmerican Energy Holdings Company
-----------------------------------

                                                                               DECEMBER 31
                                                      ---------------------------------------------------------------
                                                         1996         1995         1994          1993          1992
                                                      ----------   ----------   ----------    ----------   ----------
INCOME STATEMENT DATA:
Revenues...........................................   $1,872,612   $1,649,341   $1,631,225    $1,627,956   $1,462,580
Operating income (a)...............................      343,638      292,354      264,492       267,938      211,159
Income from continuing operations (b)..............      143,761      119,705      123,098       134,325       75,045
Average common shares outstanding..................      100,752      100,401       98,531        97,762       95,430
Earnings per average common share
    from continuing operations.....................   $     1.43   $     1.19   $     1.25    $     1.38   $     0.79
Cash dividends declared per share..................   $     1.20   $     1.18   $     1.17    $     1.17   $     1.28

BALANCE SHEET DATA:
Total assets.......................................   $4,559,283   $4,470,097   $4,388,894    $4,352,073   $4,103,420
Long-term debt (c).................................    1,474,701    1,468,617    1,471,127     1,407,374    1,401,736
Power purchase obligation (d)......................      111,222      125,729      137,809       151,485      146,150
Short-term borrowings..............................      161,990      184,800      124,500       173,035      120,244
Preferred stock:
    Not subject to mandatory redemption............       31,769       89,945       89,955       109,871       74,242
    Subject to mandatory redemption (e)............      150,000       50,000       50,000        50,000       48,625
Common stock equity................................    1,239,946    1,225,715    1,204,112     1,180,510    1,159,676
Book value per common share........................   $    12.31   $    12.17   $    12.08    $    12.07   $    11.86



MidAmerican Energy Company
--------------------------

                                                                                DECEMBER 31
                                                      ---------------------------------------------------------------
                                                         1996         1995         1994          1993         1992
                                                      ----------   ----------   ----------    ----------   ----------
INCOME STATEMENT DATA:
Revenues..........................................    $1,635,761   $1,554,235   $1,513,675    $1,541,959   $1,420,714
Operating income (a)..............................       249,207      219,238      198,491       203,780      176,472
Net income from continuing operations (b).........       165,132      132,489      121,145       133,888       86,713
Earnings on common from continuing operations.....       154,731      124,430      110,594       125,521       77,978

BALANCE SHEET DATA:
Total assets......................................    $3,774,653   $3,976,201   $3,879,847    $3,832,569   $3,583,705
Long-term debt (c)................................     1,136,515    1,110,525    1,109,617     1,051,144    1,075,245
Power purchase obligation (d).....................       111,222      125,729      137,809       151,485      146,150
Short-term borrowings.............................       161,700      184,800      124,500       160,800      110,600
Preferred stock:
    Not subject to mandatory redemption...........        31,769       89,945       89,955       109,871       74,242
    Subject to mandatory redemption (e)...........       150,000       50,000       50,000        50,000       48,625
Common stock equity (f)...........................       986,825    1,225,715    1,204,112     1,180,510    1,159,676

(a) MidAmerican Energy Holdings Company (Holdings) operating income includes $33.4 million of costs related to a restructuring and work force reduction plan implemented and completed in 1995, and MidAmerican Energy Company (MidAmerican) operating income includes $31.9 million of such costs.
(b) Holdings recorded after-tax losses of approximately $9.4 million and $10.2 million for the write-down of certain nonregulated assets during 1996, and 1995, respectively. In 1993, MidAmerican recorded an $11.5 million after-tax gain on an exchange of natural gas service territories.
(c)  Includes long-term debt due within one year.
(d)  Includes power purchase obligation due within one year.
(e) 1996 includes MidAmerican-obligated mandatorily redeemable preferred securities of subsidiary trust holding solely MidAmerican junior subordinated debentures.
(f) 1996 Reflects the distribution of capital stock of MidAmerican Capital Company and Midwest Capital Group, Inc. to Holdings.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


                                  INTRODUCTION

COMPANY STRUCTURE

     MidAmerican Energy Holdings Company (Holdings or the Company), is an exempt public utility holding company headquartered in Des Moines, Iowa. Effective December 1, 1996, Holdings became the parent company of MidAmerican Energy Company (MidAmerican), MidAmerican Capital Company (MidAmerican Capital) and Midwest Capital Group, Inc. (Midwest Capital). Prior to December 1, 1996, MidAmerican Capital and Midwest Capital were subsidiaries of MidAmerican.

     MidAmerican was formed on July 1, 1995, as a result of the merger (the merger) of Iowa-Illinois Gas and Electric Company, Midwest Resources Inc. (Resources) and Midwest Power Systems Inc., the utility subsidiary of Resources.

     MidAmerican is a public utility with electric and natural gas operations and is the principal subsidiary of Holdings. MidAmerican Capital (formerly InterCoast Energy Company), discussed below, and Midwest Capital are Holdings' nonregulated subsidiaries. Midwest Capital functions as a regional business development company in MidAmerican's utility service territory.

     During the second quarter of 1996, the Company restructured one of its nonregulated subsidiaries, the former InterCoast Energy Company, and changed the subsidiary's name to MidAmerican Capital Company. In addition, the Company formed a new subsidiary under MidAmerican Capital, named InterCoast Energy Company (InterCoast). The new InterCoast had as its subsidiaries the Company's wholesale nonregulated energy companies, including InterCoast Oil and Gas Company, formerly named Medallion Production Company. MidAmerican Capital retained as direct subsidiaries the rail service businesses, the marketable securities and passive investment activities, and a nonregulated retail natural gas subsidiary.

DESCRIPTION OF FINANCIAL STATEMENTS AND MANAGEMENT'S DISCUSSION AND ANALYSIS

     The merger is accounted for as a pooling-of-interests, and the consolidated financial statements are presented as if the merger occurred as of the beginning of the earliest period presented. In addition, the consolidated financial statements of MidAmerican present amounts related to MidAmerican Capital and Midwest Capital as discontinued operations for all periods presented to reflect their transfer to Holdings in December 1996. Portions of the following discussion provide information related to material changes in the financial condition and results of operations of Holdings and MidAmerican for the periods presented based on the combined historical information of the predecessor companies. It is not necessarily indicative of what would have occurred had the predecessor companies actually merged at the beginning of the earliest period.

     The information presented in this management's discussion and analysis addresses the financial statements of Holdings and MidAmerican as presented in this joint filing. Information related to MidAmerican also relates to Holdings. Information related to MidAmerican Capital and Midwest Capital pertains only to the discussion of the financial condition and results of operations of Holdings. To the extent necessary, certain discussions have been segregated to allow the reader to identify information applicable only to Holdings.

DISCONTINUED OPERATIONS

Holdings:

     The Company is redeploying certain of its nonregulated investments as part of its strategy of becoming a leading regional provider of energy and complementary services. As discussed below, the Company discontinued some of its nonregulated operations during the second half of 1996. The related income or loss from operations and the anticipated losses on disposal are reflected as discontinued operations in each of the periods presented in the Consolidated Statements of Income. Also included in discontinued operations in the Consolidated Statements of Income are amounts related to the Company's construction subsidiaries which were discontinued in 1994. Net assets of the discontinued operations are separately presented in the Consolidated Balance Sheets as Investment in Discontinued Operations.

     In the fourth quarter of 1996, the Company and KCS Energy, Inc. (KCS) of Edison, New Jersey, signed a definitive agreement to sell a portion of the Company's nonregulated operations to KCS for $210 million in cash and 435,000 warrants to purchase KCS common stock. The sale, which included the Company's oil and gas exploration and development operations, was completed in January 1997. The Company recorded an after-tax loss of $7.1 million for the transaction in 1996.

     The Company also intends to divest a subsidiary that developed and continues to operate a computerized information system facilitating real-time exchange of power in the electric industry. The Company expects the disposition to occur during the first half of 1997 and, accordingly, recorded a $4.0 million anticipated after-tax loss on disposal of those operations in September 1996.

MidAmerican:

     MidAmerican received $15.3 million in cash in 1996 as final settlement for the sale of a former coal mining subsidiary which was reflected as discontinued operations in 1982 by one of MidAmerican's predecessors. The final settlement included reacquisition by the buyer of preferred equity issued to MidAmerican and the settlement of reclamation reserves. MidAmerican recorded an after-tax loss on disposal of $3.3 million for the transaction in September 1996. This transaction is included in discontinued operations in the consolidated financial statements of MidAmerican as well as Holdings. Discontinued operations of MidAmerican for 1996 also includes the net loss of MidAmerican Capital and Midwest Capital for the 1996 period prior to the December 1, 1996, transfer to Holdings.

FORWARD-LOOKING STATEMENTS

     From time to time, the Company or one of its subsidiaries individually may make forward-looking statements within the meaning of the federal securities laws that involve judgments, assumptions and other uncertainties beyond the control of the Company or any of its subsidiaries individually. These forward-looking statements may include, among others, statements concerning revenue and cost trends, cost recovery, cost reduction strategies and anticipated outcomes, pricing strategies, changes in the utility industry, planned capital expenditures, financing needs and availability, statements of the Company's expectations, beliefs, future plans and strategies, anticipated events or trends and similar comments concerning matters that are not historical facts. Investors and other users of the forward-looking statements are cautioned that such statements are not a guarantee of future performance of the Company and that such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, such statements. Some, but not all, of the risks and uncertainties include weather effects on sales and revenues, competitive factors, general economic conditions in the Company's service territory and federal and state regulatory actions.

                              RESULTS OF OPERATIONS

EARNINGS

     The following tables provide a summary of the earnings contributions of the Company's and MidAmerican's operations for each of the periods presented:

Holdings:
                                          1996          1995           1994
                                       ----------     ---------     ----------
Earnings (in millions)
  Continuing operations
    Electric utility ..............    $    122.7     $   111.9     $     96.1
    Gas utility ...................          32.0          12.6           14.5
                                       ----------     ---------     ----------
         Utility ..................         154.7         124.5          110.6
    Nonregulated operations .......         (11.0)         (4.8)          12.5
  Discontinued operations .........         (12.7)          3.1           (2.9)
                                       ----------     ---------     ----------
     Consolidated earnings ........    $    131.0     $   122.8     $    120.2
                                       ==========     =========     ==========

Earnings Per Common Share
  Continuing operations
    Electric utility ..............    $     1.22     $    1.11     $     0.97
    Gas utility ...................          0.32          0.13           0.15
                                       ----------     ---------     ----------
         Utility ..................          1.54          1.24           1.12
    Nonregulated operations .......         (0.11)        (0.05)          0.13
  Discontinued operations .........         (0.13)         0.03          (0.03)
                                       ----------     ---------     ----------
    Consolidated earnings .........    $     1.30     $    1.22     $     1.22
                                       ==========     =========     ==========


MidAmerican:
                                          1996           1995          1994
                                       ----------     ---------     ----------
                                                    (in millions)
Earnings on Common Stock
  Continuing operations
    Electric utility ..............    $    122.7     $   111.9     $     96.1
    Gas utility ...................          32.0          12.6           14.5
                                       ----------     ---------     ----------
         Total ....................         154.7         124.5          110.6
  Discontinued operations .........         (10.1)         (1.7)           9.6
                                       ----------     ---------     ----------
     Consolidated earnings ........    $    144.6     $   122.8     $    120.2
                                       ==========     =========     ==========

     The Company's earnings per share for 1996 increased 8 cents compared to 1995. The effect of merger-related costs on 1995 earnings and realization in 1996 of cost savings resulting from the merger had a favorable effect on the Company's and MidAmerican's 1996 earnings compared to 1995. In addition, an after-tax gain from the sale of certain MidAmerican storage gas supplies in 1996 and income from MidAmerican's incentive gas procurement program contributed 3 cents per share to 1996 earnings. A reduction in utility property taxes also contributed to the improvement in earnings. The cost of a merger proposal, discussed below, reduced utility earnings by approximately 5 cents per share in 1996. A cooler than normal summer and a favorable heating season compared to normal resulted in an estimated decrease of 4 cents per share in 1996. For the Company's nonregulated businesses, earnings from continuing operations decreased 6 cents per share in 1996 compared to 1995 due primarily to 1995 gains on the sales of a telecommunications subsidiary and a partnership interest in a gas
marketing   organization.   As  discussed  below,  1996  and  1995  earnings  of
nonregulated  subsidiaries  include  write-downs  of certain  assets.  Losses on disposal of discontinued operations reduced 1996 earnings per share by approximately 15 cents.

     On August 5, 1996, the Company announced a proposal to merge with IES Industries Inc. (IES), a holding company headquartered in Cedar Rapids, Iowa. The IES board of directors rejected the Company's proposal in favor of a pending merger with WPL Holdings and Interstate Power Co. (the Wisconsin Transaction). The Company solicited proxies against the Wisconsin Transaction for use at the IES annual meeting of shareholders which was held on September 5, 1996. At that meeting, the holders of a majority of the IES common stock voted in favor of the Wisconsin Transaction, and the Company discontinued its attempt to merge with IES. In the effort, MidAmerican incurred tax deductible costs of $8.7 million in 1996 which are included in Other, Net in the Consolidated Statements of Income.

     The Company's and MidAmerican's 1995 earnings were reduced by merger-related costs. As part of the process of combining the operations of MidAmerican's predecessors, the Company developed a restructuring plan which included employee incentive early retirement, relocation and separation programs. The Company recorded $33.4 million of restructuring costs during 1995, of which $31.9 million is included in utility operations. These costs are reflected in Other Operating Expenses in the Consolidated Statements of Income.

     In addition, the Company incurred transaction costs to complete the merger. The Company expensed $4.6 million and $4.5 million of merger transaction costs in 1995 and 1994, respectively. Of the total, $0.2 million of the 1994 costs relates to nonregulated subsidiaries of the Company. These costs are included in Other, Net in the Consolidated Statements of Income.

     In total, restructuring and transaction costs reduced the Company's earnings for 1995 by 24 cents per share. Transaction costs reduced 1994 earnings by 5 cents per share.

     Write-downs of certain assets, primarily alternative energy projects, of the Company's nonregulated subsidiaries reduced earnings by approximately $9.4 million, or 9 cents per share, and $10.2 million, or 10 cents per share, in 1996 and 1995, respectively. The write-downs reflect declines in the value of those nonregulated investments. The pre-tax amounts of the write-downs, which are included in Other, Net in the Consolidated Statements of Income, totaled $15.6 million and $18.0 million for 1996 and 1995, respectively.

     The Company's earnings per share for 1995 were unchanged compared to 1994. Increases in the gross margins of utility electric and natural gas operations favorably affected earnings in 1995. Gross margin is the amount of revenues remaining after deducting electric fuel costs or the cost of gas sold, as appropriate. Decreases in nuclear operations and maintenance costs also favorably affected earnings. As discussed above, merger-related costs and write-downs of certain nonregulated assets had a significant adverse affect on 1995 earnings.


UTILITY GROSS MARGIN

     Electric Gross Margin:

                                          1996          1995         1994
                                       ----------    ---------    ----------
                                                   (In millions)
Operating revenues ................    $    1,099    $   1,095    $    1,022
Cost of fuel, energy and capacity .           234          230           214
                                       ----------    ---------    ----------

    Electric gross margin .........    $      865    $     865    $      808
                                       ==========    =========    ==========

     Variations in gross margin are the result of changes in revenues due to price and sales volume variances. Changes in the cost of electric fuel, energy and capacity (collectively, Energy Costs) reflect fluctuations in generation levels and mix, fuel cost, and energy and capacity purchases. MidAmerican has been allowed to recover Energy Costs from most of its electric utility customers through energy adjustment clauses (EACs) in revenues. Variations in revenues collected through the EACs, reflecting changes in Energy Costs per unit sold and volumes sold, do not affect gross margin or net income. Refer to "Rate Matters" under the Operating Activities and Other Matters section of Liquidity and Capital Resources.

     Electric gross margin for 1996 was unchanged compared to 1995. Electric retail sales for 1996 increased nearly 2% compared to 1995 due to modest customer growth and an improvement in sales not dependent upon weather. Cooler weather conditions in the 1996 third quarter compared to the 1995 third quarter caused a significant decrease in weather-related sales. Colder weather during the 1996 heating seasons compared to the 1995 heating seasons helped to mitigate the impact of the mild cooling season in 1996. Sales to the more weather-sensitive customers have a higher margin per unit than sales to other customers. As a result, the decrease in sales to those customers had a greater impact on margin than increases in sales to other customers. For the year, the impact of weather reduced electric gross margin by an estimated $15 million compared to normal.

     Increases in electric retail rates due to filings made by MidAmerican's predecessors increased revenues and gross margin for 1996 compared to 1995. Electric revenues in the first half of 1995 reflect a $13.6 million annual increase for interim rates in connection with an Iowa electric rate filing. Revenues for 1996 reflect the full-year effect of the final $20.3 million annual rate increase in the proceeding, which was effective in August 1995. Approximately $8 million of this increase relates to increased expenses for other postretirement employee benefit (OPEB) costs. Additionally, in August 1995, MidAmerican began collection of $18.6 million over a four-year period related to an energy efficiency cost recovery filing. At the same time, MidAmerican began expensing a similar amount for the amortization of previously deferred energy efficiency costs. The amortization is included in other operating expenses. Refer to "Energy Efficiency" in the Liquidity and Capital Resources section for a discussion of changes in energy efficiency legislation and potential acceleration of cost recovery.

     In November 1996, MidAmerican implemented rate reductions representing approximately $21.8 million in annual revenues related to proceedings begun in 1996. In addition, electric revenues and gross margin were reduced by $3.7 million in 1996 for a rate refund reserve for revenues prior to November 1 in connection with one of the proceedings. Refer to "Rate Matters" in Liquidity and Capital Resources later in this discussion for further information.

     Electric gross margin for 1995 improved compared to 1994 due to the increases in electric retail rates and a 3% increase in electric retail sales. The increase in retail sales was due primarily to warmer temperatures in the 1995 third quarter compared to the third quarter of 1994.

     In addition to the electric rate increases discussed above, in October 1994 and January 1995, MidAmerican implemented rate increases for Iowa energy efficiency cost recovery filings which allow a total increase in electric revenues of $31.7 million over a four-year period together with a corresponding amortization of deferred energy efficiency costs.

     Revenues from sales for resale increased $16 million for 1996 compared to 1995 and $21.2 million for 1995 compared to 1994. Variations in the amount of available generation affected sales volumes, especially for 1995 compared to 1994. During 1994 and the first quarter of 1995, nuclear generating facilities were out of service for an extended period. Coal delivery uncertainties also limited MidAmerican's sales for resale in 1994. In addition, the MidAmerican merger and the reorganization of utility functions increased MidAmerican's ability to participate in these types of transactions. Effective November 1995, the margin on most electric energy sales for resale is flowed through to retail customers and has a minimal effect on gross margin and net income.


     Gas Gross Margin:

                                          1996          1995         1994
                                       ----------    ---------    ----------
                                                   (In millions)
Operating revenues ................    $      537    $     460    $      492
Cost of gas sold ..................           345          279           327
                                       ----------    ---------    ----------
    Gas gross margin ..............    $      192    $     181    $      165
                                       ==========    =========    ==========

     Variations in gas gross margin are the result of changes in revenues due to price and sales volume variances. MidAmerican has been allowed to recover in revenues the cost of gas sold from most of its gas utility customers through purchase gas adjustment clauses (PGAs). Variations in revenues collected through the PGAs, reflecting changes in the cost of gas per unit and volumes sold, do not affect gross margin or net income.

      Gross margin from gas sales increased in 1996 and 1995 compared to their respective prior years. The increases were due both to price and sales volumes increases. Retail sales of natural gas increased 3.1% in 1996 compared to 1995 due in part to colder weather conditions in the first quarter of 1996 than during the first quarter of 1995. For 1996, the impact of colder than normal weather increased gross margin by an estimated $8 million. Retail sales of natural gas increased slightly in 1995 compared to 1994 due mainly to colder temperatures in the fourth quarter of 1995 than in the 1994 fourth quarter. Continued growth in the number of natural gas customers contributed to increases in sales volumes.

     Another cause of the increases in gas revenues and gross margin was an increase in gas retail service rates. Retail revenues in the first half of 1995 reflect interim rates from an $8.2 million increase in annual gas revenues in connection with an Iowa gas rate filing by one of its predecessor companies. MidAmerican began collecting the interim rates in October 1994. Gas revenues for 1996 reflect the full-year effect of the final rate increase of $10.6 million annually which was effective in August 1995. Approximately $2.5 million of the $10.6 million increase relates to increased expense for OPEB costs.

     In January 1995, MidAmerican implemented a rate increase for an Iowa energy efficiency cost recovery filing which allows an increase in gas revenues of $6.7 million over a four-year period together with a corresponding amortization of deferred energy efficiency costs. The amortization is included in other operating expenses. Refer to "Energy Efficiency" in the Liquidity and Capital Resources section for a discussion of changes in energy efficiency legislation and potential acceleration of cost recovery.

UTILITY OPERATING EXPENSES

     For 1996, utility other operating expenses decreased $49.5 million compared to 1995 due primarily to costs in 1995 of the restructuring plan discussed under "Earnings" in the Results of Operations section and from cost savings in 1996 resulting from the merger. Utility restructuring costs in 1995 totaled $31.9 million. In addition, 1996 reflects a $4.4 million reduction in nuclear operations costs. Partially offsetting these decreases was a $4.2 million increase from the amortization of deferred energy efficiency costs. There were also increases in consulting services expenses and some general administrative costs for 1996 compared to 1995.

     In addition to costs of the restructuring plan, 1995 other operating expenses increased compared to 1994 due to increased amortization of deferred energy efficiency costs and OPEB costs and the effect of a reduction of 1994 energy efficiency expenses to comply with the IUB regulation of these costs. Nuclear operations costs decreased $8.6 million in 1995 compared to 1994.

     Maintenance expenses increased for 1996 compared to 1995 and decreased for 1995 compared to 1994. The timing of power plant maintenance accounted for much of the variation between the periods. The increase in power plant maintenance for 1996 was partially offset by a $6.2 million adjustment to align inventory accounting of predecessor companies. Maintenance expense for the Quad Cities Nuclear Station (Quad Cities Station) increased $1.8 million for 1996 and decreased $5.5 million for 1995 compared to the respective prior years.

     Property and other taxes decreased in 1996 compared to 1995 due to a reduction in property and payroll taxes. Lower than expected assessed property values and tax rates reduced property tax expense for 1996. A decrease in the number of employees as a result of the merger caused the reduction in payroll tax expense.

NONREGULATED OPERATING REVENUES AND OPERATING EXPENSES

Holdings:

     Revenues of MidAmerican Capital and Midwest Capital increased a total of $141.7 million for 1996 compared to 1995. The increase was due primarily to a $136.1 million increase in revenues from natural gas marketing subsidiaries, some of which did not exist in 1995. Sales volumes for the natural gas marketing firms increased 51 million MMBtu's, or 153%, for 1996 compared to 1995. In addition, the average price of natural gas increased in 1996.

     Cost of sales includes expenses directly related to sales of natural gas. Increases in gas sales volumes and cost per unit resulted in the increase in the cost of sales for 1996 compared to 1995.

     Average margins (total price less cost of gas) on sales of natural gas decreased in 1996 compared to 1995 due in part to increased competition in the nonregulated natural gas industry. As a result, total 1996 gross margin on nonregulated natural gas sales decreased $2.5 million compared to 1995.

     Revenues for 1995 decreased from 1994 primarily due to a 16% reduction in sales volumes of a nonregulated retail natural gas marketing subsidiary. A decrease in real estate revenues and reduced revenues due to the sale of a telecommunications subsidiary in early 1995 also contributed to the decrease.

NON-OPERATING INCOME AND INTEREST EXPENSE

MidAmerican:

     Other, Net -

     Other, Net for 1996 was reduced by $8.7 million for costs incurred by MidAmerican for its merger proposal to IES Industries Inc. During 1996,
MidAmerican recorded a pre-tax gain of $3.2 million on the sale of certain storage gas supplies. In addition, MidAmerican recorded $2.7 million of income as a result of successful performance under its incentive gas procurement program and a net pre-tax gain of $1.1 million from the reacquisition of long-term debt. As discussed in the "Earnings" section of Results of Operations, merger transaction costs related to the Company's 1995 merger reduced Other, Net in 1995 and 1994.

     Interest Charges -

     Utility interest on long-term debt decreased for 1996 compared to 1995 due to the reacquisition of debt in 1996 and increased for 1995 compared to 1994 due primarily to the issuance of $60 million of 7.875% Series of mortgage bonds in November 1994. An increase in the average amount of commercial paper outstanding during 1996 was the cause of the increase in other interest expense compared to 1995.

Holdings:

     Realized Gains and Losses on Securities, Net -

     Net realized gains on securities increased for 1996 due to an increase in gains on the disposition of equity fund holdings and managed preferred stock portfolios. Net realized gains on securities decreased for 1995 compared to 1994 primarily from the sale of a single holding in 1994 which generated a $5.9 million pre-tax gain.

     Other, Net -

     Other, Net reflects $2.8 million more income from equity investments in 1996 than in 1995. In addition, Midwest Capital recorded a $1.8 million pre-tax gain on the sale of the Hub Tower, a Des Moines office building, in the third quarter of 1996, Midwest Capital had written down the carrying value of the property by $5.8 million and $3.0 million in 1992 and in December 1995, respectively, to reflect anticipated market values. As discussed in the "Earnings" section at the beginning of Results of Operations, write-downs of nonregulated investments decreased Other, Net by $15.6 million and $18.0 million for 1996 and 1995, respectively. The $18.0 million for 1995 includes the Hub Tower write-down. In 1995, the Company also had pre-tax gains totaling $8.5 million on the sales of a partnership interest in a gas marketing organization and a telecommunication subsidiary.


                         LIQUIDITY AND CAPITAL RESOURCES

     The Company has available a variety of sources of liquidity and capital resources, both internal and external. These resources provide funds required for current operations, construction expenditures, dividends, debt retirement and other capital requirements.

     For 1996, Holdings had net cash provided from operating activities of $351 million compared to $337 million for 1995. MidAmerican had net cash provided from operating activities of $327 million and $333 million for 1996 and 1995, respectively.

INVESTING ACTIVITIES AND PLANS

MidAmerican:

     MidAmerican's primary need for capital is utility construction expenditures. Utility construction expenditures, including allowance for funds used during construction (AFUDC), Quad Cities Station nuclear fuel purchases and Cooper Nuclear Station (Cooper) capital improvements, were $154 million for 1996. All such expenditures were met with cash generated from utility operations, net of dividends.

     Utility construction expenditures for 1996 and 1995 included $11 million and $2 million, respectively, for replacement of a certain type of plastic pipe installed in prior years in a portion of MidAmerican's natural gas distribution system. MidAmerican decided to replace all such pipe due to concerns about its long-term performance. MidAmerican has filed an action seeking recovery of replacement costs and damages from the manufacturer of the resin used in the pipe.

     Forecasted utility construction expenditures for 1997 are $200 million including AFUDC. Capital expenditures needs are reviewed regularly by MidAmerican's management and may change significantly as a result of such reviews. For the years 1997 through 2001, MidAmerican forecasts $840 million for utility construction expenditures. MidAmerican presently expects that all utility construction expenditures for 1997 through 2001 will be met with cash generated from utility operations, net of dividends. The actual level of cash generated from utility operations is affected by, among other things, economic conditions in the utility service territory, weather and federal and state regulatory actions.

     Operators of a nuclear facility are required to set aside funds to provide for costs of future decommissioning of their nuclear facility. In general, decommissioning of a nuclear facility means to safely remove the facility from service and restore the property to a condition allowing unrestricted use by the operator. Based on information presently available, MidAmerican expects to contribute approximately $47 million during the period 1997 through 2001 to an external trust established for the investment of funds for decommissioning the Quad Cities Station. Currently, the funds are invested predominately in investment grade municipal and U.S. Treasury bonds. Beginning in 1997, MidAmerican plans to invest a portion of the funds in domestic corporate debt and common equity securities. In addition, a portion of the payments made under a power purchase contract with Nebraska Public Power District (NPPD) are for decommissioning funding related to Cooper. The Cooper costs are reflected in Other Operating Expenses in the Consolidated Statements of Income. Based on NPPD estimates, MidAmerican expects to pay approximately $59 million to NPPD for Cooper decommissioning during the period 1997 through 2001. NPPD invests the funds predominantly in U.S. Treasury Bonds. MidAmerican's obligation for Cooper decommissioning may be affected by the actual plant shutdown date and the status of the power purchase contract at that time. MidAmerican currently recovers Quad Cities Station decommissioning costs charged to Illinois customers through a rate rider on customer billings. Cooper and Quad Cities Station decommissioning costs charged to Iowa customers are included in base rates, and increases in those amounts must be sought through the normal ratemaking process.

Holdings:

     Capital expenditures of nonregulated subsidiaries were $56 million for 1996. Capital expenditures of nonregulated subsidiaries depend primarily upon the availability of suitable investment opportunities which meet the Company's objectives. The Company continues to evaluate nonstrategic, nonregulated investments and may redeploy certain assets in 1997. External financing may also be used to provide for nonregulated capital expenditures.

     The Company, through one of its nonregulated subsidiaries, has an investment in Class A and Class B Common Stock of McLeod, Inc. (McLeod), a telecommunications company. The Class B stock is convertible to Class A stock on a one-for-one basis at the Company's option. On June 14, 1996, McLeod made an initial public offering (IPO) of its Class A Common Stock. As part of an investor agreement, the Company is prohibited from selling or otherwise disposing of any of the common stock of McLeod for a period of two years from the date of the IPO, and accordingly, no market value adjustments have been reflected in the Company's financial statements. In the fourth quarter of 1996, the Company made an additional investment of $10 million in McLeod Class A Common Stock. At December 31, 1996, the carrying amount and fair value of the Company's investment were $46.3 million and $218.3 million, respectively.

     During the third quarter of 1996, a nonregulated subsidiary of the Company made a $10 million investment in convertible preferred stock of RACOM, which is a provider of digital wireless communications in MidAmerican's utility service territory and surrounding areas.

     MidAmerican Capital invests in a variety of marketable securities which it holds for indefinite periods of time. In 1996, MidAmerican Capital had net cash inflows of $55 million from its marketable securities investment activities. In the Consolidated Statements of Cash Flows, the lines Purchase of Securities and Proceeds from Sale of Securities consist primarily of the gross amounts of these activities, including realized gains and losses on investments in marketable securities.

FINANCING ACTIVITIES, PLANS AND AVAILABILITY

Holdings:

     As of December 31, 1996, Holdings had a $20 million line of credit available to provide for short-term financing needs.

     In addition, Holdings has the necessary authority to issue up to 6,000,000 shares of common stock through its Shareholder Options Plan (a dividend reinvestment and stock purchase plan). Since July 1, 1995, the Company has used open market purchases of its common stock rather than original issue shares to meet share obligations under its Employee Stock Purchase Plan and the Shareholder Options Plan. Holdings currently plans to continue using open market purchases to meet share obligations under these plans.

     On January 29, 1997, Holding's board of directors declared a quarterly dividend on common shares of $0.30 per share payable March 1, 1997. The dividend represents an annual rate of $1.20 per share.

MidAmerican:

     MidAmerican currently has authority from the Federal Energy Regulatory Commission (FERC) to issue short-term debt in the form of commercial paper and bank notes aggregating $400 million. As of December 31, 1996, MidAmerican had a $250 million revolving credit facility agreement and a $10 million line of credit to provide short-term financing for utility operations. MidAmerican's commercial paper borrowings, which totaled $162 million at December 31, 1996, are supported by the revolving credit facility and the line of credit. MidAmerican also has a revolving credit facility which is dedicated to provide liquidity for its obligations under outstanding pollution control revenue bonds that are periodically remarketed.

     During 1996, MidAmerican redeemed all shares of its $1.7375 Series of preferred securities. In October, MidAmerican reacquired $28 million of its 6.95% Series first mortgage bonds due 2025 and $3.5 million of its 7.45% Series first mortgage bonds due 2023. In December 1996, MidAmerican issued $100 million of 6 1/2% Medium-Term Notes due 2001 and $103 million of 7.98% Series subordinated debt debentures to a subsidiary statutory business trust which in turn issued $100 million of 7.98% Series A redeemable preferred securities. Proceeds from these financings were used to redeem all $40 million of MidAmerican's 8.15% Series first mortgage bonds due 2001 and the remaining $45.8 million of $1.7375 Series preferred securities mentioned above. The balance of the proceeds was used to reduce commercial paper outstanding. Refer to Note (17) for more discussion on Series A preferred securities.

     MidAmerican currently has regulatory authority to issue an additional $300 million of preferred securities and long-term debt, including its medium-term note program. It is management's intent to refinance certain MidAmerican debt securities with additional issuances of unsecured debt and preferred securities of a subsidiary trust as market conditions allow.

     As of December 31, 1996, MidAmerican had $449 million of long-term debt maturities and sinking fund requirements for 1997 through 2001.

Credit Ratings -

     MidAmerican's access to external capital and its cost of capital are influenced by the credit ratings of its securities. MidAmerican's credit ratings as of January 24, 1997, are shown in the table below. The ratings reflect only the views of such rating agencies, and each rating should be evaluated independently of any other rating. Generally, rating agencies base their ratings on information furnished to them by the issuing company and on investigation, studies and assumptions by the rating agencies. There is no assurance that any particular rating will continue for any given period of time or that it will not be changed or withdrawn entirely if in the judgment of the rating agency circumstances so warrant. Such ratings are not a recommendation to buy, sell or hold securities.

                                          Moody's
                                         Investors    Standard
                                          Service     & Poor's
                                         ---------    --------

     Mortgage Bonds ............            A2           A+
     Unsecured Medium-Term Notes            A3           A
     Preferred Stocks ..........            a3           A
     Commercial Paper ..........            P-1          A-1

     The following is a summary of the meanings of the ratings shown above and the relative rank of MidAmerican's rating within each agency's classification system.

     Moody's top four mortgage bond ratings (Aaa, Aa, A and Baa) are generally considered "investment grade." Obligations which are rated "A" possess many favorable investment attributes and are considered as upper medium grade obligations. Factors giving security to principal and interest are considered adequate but elements may be present which suggest a susceptibility to impairment sometime in the future. A numerical modifier ranks the security within the category with a "1" indicating the high end, a "2" indicating the mid-range and a "3" indicating the low end of the category. Standard & Poor's top four mortgage bond ratings (AAA, AA, A and BBB) are considered "investment grade". Debt rated "A" has a strong capacity to pay interest and repay principal although it is somewhat more susceptible to the adverse effects of changes in economic conditions than debt in higher rated categories. Standard & Poor's may use a plus (+) or minus (-) sign after ratings to designate the relative position of a credit within the rating category.

     Ratings of preferred stocks are an indication of a company's ability to pay the preferred dividend and any sinking fund obligations on a timely basis. Moody's top four preferred stock ratings (aaa, aa, a and baa) are generally considered "investment grade". Moody's "a" rating is considered to be an upper medium grade preferred stock. Earnings and asset protection are expected to be maintained at adequate levels in the foreseeable future. Standard & Poor's top four preferred stock ratings (AAA, AA, A and BBB) are considered "investment grade". Standard & Poor's "A" rating indicates adequate earnings and asset protection.

     Moody's top three commercial paper ratings (P-1, P-2 and P-3) are generally considered "investment grade". Issuers rated "P-1" have a superior ability for repayment of senior short-term debt obligations and repayment ability is often evidenced by a conservative structure, broad margins in earnings coverage of fixed financial charges and well established access to a range of financial markets and assured sources of alternate liquidity. Standard & Poor's commercial paper ratings are a current assessment of the likelihood of timely payment of debt having an original maturity less than 365 days. The top three Standard & Poor's commercial paper ratings (A-1, A-2 and A-3) are considered "investment grade". Issues rated "A-1" indicate that the degree of safety regarding timely payment is either overwhelming or very strong. Those issues determined to possess overwhelming safety are denoted with a plus (+) sign designation.

Preferred Dividends -

     Preferred dividends include net gains or losses on the reacquisition of MidAmerican preferred shares. For 1996 and 1994, preferred dividends include losses on reacquisition totaling $1.6 million and $0.3 million, respectively. Preferred dividends, excluding the losses on reacquisition, decreased from the 1994 amount due to the redemption of three series of preferred securities in December 1994. A change in the preferred dividend payment date following the merger compared to that of a predecessor company resulted in a one-time reduction in 1995 of the preferred dividend amount.

Holdings:

     Continuing operations of MidAmerican Capital currently have unsecured revolving credit facilities in the amount of $114 million. In January 1997, MidAmerican Capital paid off the $90 million outstanding under the revolving credit facilities with proceeds from the sale transaction with KCS. Another $100 million revolving credit facility related to discontinued operations was terminated in January 1997, and the $84 million outstanding was paid off. In addition, MidAmerican Capital terminated two $32 million floating-rate-to-fixed-interest-rate swaps related to amounts outstanding under one of the revolving credit facilities.

     Excluding the above January 1997 payments, MidAmerican Capital has $142 million of long-term debt maturities and sinking fund requirements for 1997 through 2001, of which $30 million is in 1997.

      During the third quarter of 1996, Midwest Capital sold the Hub Tower, a Des Moines office building, and retired approximately $25 million of long-term debt which was supported by a guarantee from MidAmerican. Proceeds from the sale provided most of the funds necessary to retire the debt. The deficiency was funded by a $4.5 million capital contribution in extinguishment of the guarantee. Midwest Capital currently has a $25 million line of credit with MidAmerican.

OPERATING ACTIVITIES AND OTHER MATTERS

     The Company continues to adjust to its strategies and operations for the changes it expects in the electric utility industry. The merger that resulted in MidAmerican and the reorganization of utility operations were some of the first steps taken to better position the Company for competition. In June 1996, MidAmerican filed an electric pricing proposal in Iowa and Illinois that it believes benefits customers and is designed to allow MidAmerican to function more effectively in a competitive environment. Refer to the following discussion under the heading "Rate Matters" for the current status of those filings. As mentioned under "Discontinued Operations" in the Results of Operations section, the Company has been evaluating its nonregulated investments to determine the best use of those assets to support the Company's objective of being a leading regional provider of energy and complementary services. The Company continues to seek opportunities to better position itself as the industry evolves.

Holdings:

     During 1996, the Company began to reevaluate its nonregulated investments. Through the evaluation process, management will determine which investments fit the Company's objectives and which should be divested. The method of divestiture could include alternatives from finding an immediate buyer to holding the investment until maturity. The Company holds approximately 70 different investments within its MidAmerican Capital and Midwest Capital subsidiaries which it is evaluating. In 1996, the evaluation of nonregulated investments resulted in a $20.9 million reduction in earnings because of asset impairments or a decision to pursue the sale of an investment at below its carrying value. The process will continue for the next 18 to 24 months and could result in additional losses if the Company decides to divest of investments for less than carrying value.

MidAmerican:

     Regulatory Evolution and Competition -

     MidAmerican is subject to regulation by several utility regulatory agencies. The operating environment and the recoverability of costs from utility customers are significantly influenced by the regulation of those agencies. MidAmerican supports changes in the electric utility industry that will create a more competitive environment for the entire electric industry, as long as appropriate transitional steps are in place to accommodate moving from a regulated cost-of-service industry to a competitive industry. Although these anticipated changes may create opportunities, they will also create additional challenges and risks for utilities.

     In December 1996, MidAmerican was selected from among 20 potential suppliers to provide electric service for the Resale Power Group of Iowa (RPGI). The RPGI includes 27 municipal utilities, a rural electric cooperative and an investor-owned utility. Members of the RPGI serve nearly 27,000 retail customers and purchase approximately 500,000 megawatt hours annually. Under the five-year contract beginning January 1, 1999, MidAmerican will also offer electric system maintenance services, energy efficiency services and economic development assistance. Electricity to RPGI utilities presently is supplied by IES Utilities. This opportunity provided MidAmerican valuable experience in the evolving competitive electric market.

     MidAmerican is a member of the Illinois Coalition for Responsible Electricity Choice (the Coalition). The Coalition has produced draft legislation (the Proposal) that would restructure Illinois' electric industry and allow Illinois customers to choose their electric service provider. The Proposal is designed to, among other things, balance tax and regulatory burdens; transition the industry to a competitive electric marketplace in phases between the years 2000 and 2005; stabilize or reduce tariffed electric rates; provide for recovery of prior mandated investments of the utilities; and increase flexibility for utilities while providing for oversight of reliability and safety by the ICC. MidAmerican expects the Proposal to be addressed by the Illinois legislature in 1997. The Illinois legislature previously passed laws allowing the filing of alternative pricing plans by utilities and increased flexibility for agreements with industrial customers.

     In Iowa, the Iowa Utilities Board (IUB) initiated a formal inquiry proceeding (Notice of Inquiry, Docket No. NOI-95-1) in 1995, titled "Emerging Competition in the Electric Utility Industry," primarily as an information gathering device. Since early in 1995, meetings have been held with a variety of interested parties, and the IUB has established an advisory panel of which MidAmerican is a member. The IUB staff authored a report on the findings and potential options for restructuring in December 1996. The IUB will accept comments on the staff report and will hold a meeting to discuss the report's conclusions. No legislation has yet been introduced in Iowa to allow generation or retail service competition.

     The Energy Policy Act (EPAct) was enacted in 1992 to promote competition in the wholesale electric market. In April 1996, the FERC issued final rules (Orders 888 and 889) to direct the implementation of EPAct. In general, Orders 888 and 889, require public utilities and other transmission providers and users to provide other companies the same transmission access, service and pricing that they provide themselves. In compliance with Order 888, which was effective July 9, 1996, MidAmerican has filed a pro forma open access transmission tariff and is currently operating under it. In accordance with Order 889, which was effective January 3, 1997, MidAmerican has separated its electric wholesale marketing and transmission operation functions. Order 889 establishes standards of conduct for this functional separation and further requires transmission providers such as MidAmerican to either create or participate in an Open Access Same Time Information System (OASIS). MidAmerican has elected to participate in the Mid-Continent Area Power Pool OASIS. These developments assure that all transmission customers of MidAmerican, including MidAmerican's own wholesale marketing function, can obtain transmission information at the same time and can request service on the same basis.

     A possible consequence of competition in the utility industry is the discontinued applicability of Statement of Financial Accounting Standards (SFAS) No. 71. SFAS 71 sets forth accounting principles for operations that are regulated and meet certain criteria. For operations that meet the criteria, SFAS 71 allows, among other things, the deferral of costs that would otherwise be expensed when incurred. MidAmerican's electric and gas utility operations are currently subject to the provisions of SFAS 71, but its applicability is periodically reexamined. If a portion of MidAmerican's utility operations no longer meets the criteria of SFAS 71, MidAmerican would be required to eliminate from its balance sheet the assets and liabilities related to those operations that resulted from actions of its regulators. Although the amount of such an elimination would depend on the specific circumstances, a material adjustment to earnings in the appropriate period could result from the discontinuance of SFAS
71. As of December 31, 1996, MidAmerican had $374 million of regulatory assets in its Consolidated Balance Sheet. Refer to Note (1)(c) for more detail related to regulatory assets.

     Energy Efficiency -

     In May 1996, the Iowa legislature approved a bill enhancing energy efficiency program flexibility, eliminating mandatory spending levels for energy efficiency programs and allowing more timely recovery of energy efficiency expenditures as determined by the IUB. The new legislation became effective July 1, 1996. Previously, electric and gas utilities in Iowa were required to spend approximately 2% and 1.5%, respectively, of their annual Iowa jurisdictional revenues on energy efficiency activities. MidAmerican expects final rules on the implementation of the new legislation in the first half of 1997, following which MidAmerican will seek approval to accelerate recovery of deferred and current energy efficiency costs. MidAmerican received approval to collect and is collecting a total of $14.3 million annually for previously deferred energy efficiency costs. The Consolidated Balance Sheet as of December 31, 1996, included approximately $24 million of such approved costs yet to be collected from customers. In addition, MidAmerican had approximately $88 million of energy efficiency costs deferred and included as regulatory assets in its December 31, 1996, Consolidated Balance Sheet for which recovery will be sought in future energy efficiency filings.

     Rate Matters -

     On June 4, 1996, MidAmerican filed an electric pricing proposal in Iowa and Illinois. The proposal would provide MidAmerican more flexibility to negotiate with customers who have service options and to mitigate strandable costs. The proposal would also reduce regulatory lag in implementing new tariff services and prices. As part of the proposal, MidAmerican would reduce electric revenues, on a graduated basis, to the level of approximately $25 million annually within five years and eliminate automatic fuel adjustment clauses. The price reductions, possible due to merger and restructuring related cost savings, reduce price disparity within customer classes and would move MidAmerican closer to prices that it believes can be sustained in a competitive market.

     On October 15, 1996, the ICC ordered MidAmerican to reduce rates for its Illinois customers by 10%, or $13.1 million annually, effective November 3, 1996, and commenced an investigation into the reasonableness of MidAmerican's rates. MidAmerican negotiated termination of the proceeding to reduce its rates and withdrew its electric pricing proposal. The negotiated termination of the rate reduction proceeding left in place the initial $13.1 million annual reduction and included a second price reduction of $2.4 million annually to be effective on June 1, 1997.

     On August 1, 1996, the Iowa Office of Consumer Advocate (OCA) requested the IUB to order MidAmerican to reduce its Iowa electric rates by 10.7%, or approximately $101 million annually, in electric revenues. On September 6, 1996, the IUB docketed the OCA request and initiated an investigation into
MidAmerican's rates. The IUB also consolidated the investigation with MidAmerican's alternative regulation and pricing proposal for purposes of the hearings scheduled to begin in January 1997. Effective November 1, 1996, MidAmerican reduced its electric rates in Iowa $8.7 million annually to the levels in its pricing proposal filed on June 4, 1996.

     In January 1997, a settlement agreement between MidAmerican, the OCA and other parties to the proceeding was negotiated. The agreement, which includes a number of characteristics of MidAmerican's pricing proposal, is subject to approval by the IUB. The agreement includes a tracking mechanism to currently recover the cost of Cooper capital improvements. After reflecting the effect of the Cooper tracking mechanism, prices for residential customers would be reduced approximately $20 million annually by June 1, 1998, including the November 1, 1996, reduction. Rates for commercial and industrial customers would be reduced a total of $10 million annually by June 1, 1998, through pilot projects, negotiated rates with individual customers and, if needed, a base rate reduction effective June 1, 1998.

     In addition, the agreement accepts MidAmerican's proposal to eliminate the energy adjustment clause (EAC) which currently is the mechanism through which fuel costs are collected from Iowa customers. The EAC flows the cost of fuel to customers on a current basis, and thus, fuel costs have little impact on net income. Prospectively, base rates for Iowa customers would include a factor for recovery of a representative level of fuel costs. To the extent actual fuel costs vary from that factor, pre-tax earnings would be impacted. The fuel cost factor would be reviewed in February 1999 and adjusted prospectively if actual fuel costs vary 15% above or below the agreed factor.

     Under the agreement, if MidAmerican's return on common equity exceeds 12%, then a sharing between customers and shareholders begins, and if it exceeds 14%, then a portion of MidAmerican's share would be used for accelerated recovery of certain regulatory assets. The agreement permits MidAmerican to file for increased rates if the return falls below 9%. Other parties signing the agreement are prohibited from filing for reduced rates prior to 2001 unless the return, after reflecting credits to customers, exceeds 14%.

     As of December 31, 1996, MidAmerican had a $2.6 million liability recorded for the portion of its Iowa electric revenues between August 1, 1996, and October 31, 1996, that were in excess of those included in the pricing proposal.

     Environmental Matters -

     The United States Environmental Protection Agency (EPA) and state environmental agencies have determined that contaminated wastes remaining at certain decommissioned manufactured gas plant facilities may pose a threat to the public health or the environment if such contaminants are in sufficient quantities and at such concentrations as to warrant remedial action.

     The Company is evaluating 27 properties which were, at one time, sites of gas manufacturing plants in which it may be a potentially responsible party
(PRP). The purpose of these evaluations is to determine whether waste materials are present, whether such materials constitute an environmental or health risk, and whether the Company has any responsibility for remedial action. The Company's present estimate of probable remediation costs for these sites is $21 million. This estimate has been recorded as a liability and a regulatory asset for future recovery through the regulatory process. Refer to Note (4)(b) of Notes for further discussion of the Company's environmental activities related to manufactured gas plant sites and cost recovery.

     Although the timing of potential incurred costs and recovery of such cost in rates may affect the results of operations in individual periods, management believes that the outcome of these issues will not have a material adverse effect on the Company's financial position or results of operations.

     The Clean Air Act Amendments of 1990 (CAA) were signed into law in November 1990. MidAmerican has six wholly owned and five jointly owned coal-fired generating stations, which represent approximately 65% of MidAmerican's electric generating capability. Essentially all utility generating units are subject to CAA provisions which address continuous emission monitoring, permit requirements and fees, and emission of certain substances. By the year 2000, some Company coal-fired generating units will be required to install emissions monitoring system replacements or upgrades. Under current regulations, MidAmerican does not anticipate its construction costs for the installation of emissions monitoring system upgrades to exceed $8 million for 1997 through 2000.

ACCOUNTING ISSUES

      The staff of the Securities and Exchange Commission has questioned certain of the current accounting practices of the electric utility industry regarding the recognition, measurement and classification of nuclear decommissioning costs in the financial statements. In response to these questions, the FASB has issued an Exposure Draft, "Accounting for Certain Liabilities Related to Closure or Removal of Long-Lived Assets," which addresses the accounting for closure and removal costs, including decommissioning of nuclear power plants. If current electric utility industry accounting practices for such decommissioning are changed, the annual provision for decommissioning could increase relative to 1996, and the total estimated cost for decommissioning could be recorded as a liability with recognition of an increase in the cost of related nuclear power plant. Due to the continuing evolution of the exposure draft, the Company is uncertain as to the impact on its results of operations and financial position.

                       MIDAMERICAN ENERGY HOLDINGS COMPANY
                        CONSOLIDATED STATEMENTS OF INCOME
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                 YEARS ENDED DECEMBER 31
                                                           1996           1995           1994
                                                        -----------    -----------    -----------
OPERATING REVENUES
Electric utility ....................................   $ 1,099,008    $ 1,094,647    $ 1,021,660
Gas utility .........................................       536,753        459,588        492,015
Nonregulated ........................................       236,851         95,106        117,550
                                                        -----------    -----------    -----------
                                                          1,872,612      1,649,341      1,631,225
                                                        -----------    -----------    -----------
OPERATING EXPENSES
Utility:
    Cost of fuel, energy and capacity ...............       234,317        230,261        213,987
    Cost of gas sold ................................       345,014        279,025        326,782
    Other operating expenses ........................       350,174        399,648        354,190
    Maintenance .....................................        88,621         85,363        101,275
    Depreciation and amortization ...................       164,592        158,950        154,229
    Property and other taxes ........................        92,630         96,350         94,990
                                                        -----------    -----------    -----------
                                                          1,275,348      1,249,597      1,245,453
                                                        -----------    -----------    -----------
Nonregulated:
    Cost of sales ...................................       218,256         70,209         84,515
    Other ...........................................        35,370         37,181         36,765
                                                        -----------    -----------    -----------
                                                            253,626        107,390        121,280
                                                        -----------    -----------    -----------
    Total operating expenses ........................     1,528,974      1,356,987      1,366,733
                                                        -----------    -----------    -----------

OPERATING INCOME ....................................       343,638        292,354        264,492
                                                        -----------    -----------    -----------

NON-OPERATING INCOME
Interest income .....................................         4,012          4,485          4,334
Dividend income .....................................        16,985         16,954         17,087
Realized gains and losses on securities, net ........         1,895            688          7,635
Other, net ..........................................        (4,020)       (10,467)         4,316
                                                        -----------    -----------    -----------
                                                             18,872         11,660         33,372
                                                        -----------    -----------    -----------
FIXED CHARGES
Interest on long-term debt ..........................       102,909        105,550        101,267
Other interest expense ..............................        10,941          9,449          6,446
Allowance for borrowed funds ........................        (4,212)        (5,552)        (3,955)
Preferred dividends of subsidiaries .................        10,689          8,059         10,551
                                                        -----------    -----------    -----------
                                                            120,327        117,506        114,309
                                                        -----------    -----------    -----------

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES       242,183        186,508        183,555
INCOME TAXES ........................................        98,422         66,803         60,457
                                                        -----------    -----------    -----------
INCOME FROM CONTINUING OPERATIONS ...................       143,761        119,705        123,098

DISCONTINUED OPERATIONS
Income from operations (net of income taxes).........         2,117          3,059            856
Loss on disposal (net of income taxes) ..............       (14,832)          --           (3,765)
                                                        -----------    -----------    -----------
                                                            (12,715)         3,059         (2,909)
                                                        -----------    -----------    -----------

NET INCOME ..........................................   $   131,046    $   122,764    $   120,189
                                                        ===========    ===========    ===========

AVERAGE COMMON SHARES OUTSTANDING ...................       100,752        100,401         98,531

EARNINGS PER COMMON SHARE
Continuing operations ...............................   $      1.43    $      1.19    $      1.25
Discontinued operations .............................         (0.13)          0.03          (0.03)
                                                        -----------    -----------    -----------
Earnings per average common share ...................   $      1.30    $      1.22    $      1.22
                                                        ===========    ===========    ===========

DIVIDENDS DECLARED PER SHARE ........................   $      1.20    $      1.18    $      1.17
                                                        ===========    ===========    ===========

The accompanying notes are an integral part of these statements.

                       MIDAMERICAN ENERGY HOLDINGS COMPANY
                           CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                             AS OF DECEMBER 31
                                                                             1996         1995
                                                                          ----------   -----------
ASSETS
UTILITY PLANT
Electric ..............................................................   $4,010,847   $3,881,699
Gas ...................................................................      723,491      695,741
                                                                          ----------   ----------
                                                                           4,734,338    4,577,440
Less accumulated depreciation and amortization ........................    2,153,058    2,027,055
                                                                          ----------   ----------
                                                                           2,581,280    2,550,385
Construction work in progress .........................................       49,305      104,164
                                                                          ----------   ----------
                                                                           2,630,585    2,654,549
                                                                          ----------   ----------

POWER PURCHASE CONTRACT ...............................................      190,897      212,148
                                                                          ----------   ----------

INVESTMENT IN DISCONTINUED OPERATIONS .................................      196,356      177,300
                                                                          ----------   ----------

CURRENT ASSETS
Cash and cash equivalents .............................................       97,749       32,915
Receivables, less reserves of $2,093 and $2,296, respectively..........      312,930      228,128
Inventories ...........................................................       90,864       85,235
Other .................................................................       11,696       18,428
                                                                          ----------   ----------
                                                                             513,239      364,706
                                                                          ----------   ----------

INVESTMENTS ...........................................................      628,791      646,456
                                                                          ----------   ----------

OTHER ASSETS ..........................................................      399,415      414,938
                                                                          ----------   ----------

TOTAL ASSETS ..........................................................   $4,559,283   $4,470,097
                                                                          ==========   ==========

CAPITALIZATION AND LIABILITIES
CAPITALIZATION
Common shareholders' equity ...........................................   $1,239,946   $1,225,715
MidAmerican preferred securities, not subject to mandatory redemption .       31,769       89,945
Preferred securities, subject to mandatory redemption:
   MidAmerican preferred securities ...................................       50,000       50,000
   MidAmerican-obligated preferred securities of subsidiary trust .....
     holding solely MidAmerican junior subordinated debentures ........      100,000         --
Long-term debt (excluding current portion) ............................    1,395,103    1,403,322
                                                                          ----------   ----------
                                                                           2,816,818    2,768,982
                                                                          ----------   ----------

CURRENT LIABILITIES
Notes Payable .........................................................      161,990      184,800
Current portion of long-term debt......................................       79,598       65,295
Current portion of power purchase contract ............................       13,718       13,029
Accounts payable ......................................................      169,806      122,055
Taxes accrued .........................................................       82,254       81,898
Interest accrued ......................................................       28,513       30,635
Other .................................................................       30,229       46,267
                                                                          ----------   ----------
                                                                             566,108      543,979
                                                                          ----------   ----------

OTHER LIABILITIES
Power purchase contract ...............................................       97,504      112,700
Deferred income taxes .................................................      752,336      724,587
Investment tax credit .................................................       88,842       95,041
Other .................................................................      237,675      224,808
                                                                          ----------   ----------
                                                                           1,176,357    1,157,136
                                                                          ----------   ----------

TOTAL CAPITALIZATION AND LIABILITIES ..................................   $4,559,283   $4,470,097
                                                                          ==========   ==========

The accompanying notes are an integral part of these statements.

                       MIDAMERICAN ENERGY HOLDINGS COMPANY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                       YEARS ENDED DECEMBER 31
                                                                   1996         1995         1994
                                                                ---------    ---------    ---------

NET CASH FLOWS FROM OPERATING ACTIVITIES
Net Income ..................................................   $ 131,046    $ 122,764    $ 120,189
Adjustments to reconcile net income to net cash provided:
Depreciation, depletion and amortization ....................     190,511      181,636      179,918
Net increase (decrease) in deferred income taxes and
investment tax credit, net ..................................      22,142         (961)      34,103
Amortization of other assets ................................      20,541       19,630        9,731
Capitalized cost of real estate sold ........................       3,568        1,744        3,723
Loss (income) from discontinued operations ..................      12,715       (3,059)       2,909
Gain on sale of securities, assets and other investments ....     (10,132)      (1,050)      (6,409)
Other-than-temporary decline in value of investments ........      15,566       17,971        1,791
Impact of changes in working capital, net of effects
from discontinued operations ................................     (53,752)     (21,024)      (6,917)
Other .......................................................      19,218       19,369       10,831
                                                                ---------    ---------    ---------
Net cash provided ...........................................     351,423      337,020      349,869
                                                                ---------    ---------    ---------

NET CASH FLOWS FROM INVESTING ACTIVITIES
Utility construction expenditures ...........................    (154,198)    (190,771)    (211,669)
QuadCities Nuclear Power Station decommissioning trust fund .      (8,607)      (8,636)      (9,044)
Deferred energy efficiency expenditures .....................     (20,390)     (35,841)     (28,221)
Nonregulated capital expenditures ...........................     (55,788)     (12,881)      (9,095)
Purchase of securities ......................................    (198,947)    (164,521)    (113,757)
Proceeds from sale of securities ............................     243,290       94,493      142,307
Proceeds from sale of assets and other investments ..........      33,285       34,263        6,433
Investment in discontinued operations .......................     (36,020)      (9,752)     (23,695)
Other investing activities, net .............................       8,308        6,946       (7,957)
                                                                ---------    ---------    ---------
Net cash used ...............................................    (189,067)    (286,700)    (254,698)
                                                                ---------    ---------    ---------

NET CASH FLOWS FROM FINANCING ACTIVITIES
Common dividends paid .......................................    (120,770)    (118,828)    (114,924)
Issuance of long-term debt, net of issuance cost ............      99,500       12,750      180,410
Retirement of long-term debt, including reacquisition cost ..    (136,616)    (110,351)    (102,472)
Reacquisition of preferred shares ...........................     (58,176)         (10)     (19,916)
Issuance of preferred shares, net of issuance cost ..........      96,850         --           --
Increase in MidAmerican Capital Company
unsecured revolving credit facility .........................      44,500       95,000       (9,500)
Issuance of common shares ...................................        --         15,083       27,760
Net increase (decrease) in notes payable ....................     (22,810)      60,300      (48,535)
                                                                ---------    ---------    ---------
Net cash used ...............................................     (97,522)     (46,056)     (87,177)
                                                                ---------    ---------    ---------

NET INCREASE IN CASH AND CASH EQUIVALENTS ...................      64,834        4,264        7,994
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR ..............      32,915       28,651       20,657
                                                                ---------    ---------    ---------
CASH AND CASH EQUIVALENTS AT END OF YEAR ....................   $  97,749    $  32,915    $  28,651
                                                                =========    =========    =========

ADDITIONAL CASH FLOW INFORMATION:
Interest paid, net of amounts capitalized ...................   $ 107,179    $ 116,843    $ 105,004
                                                                =========    =========    =========
Income taxes paid ...........................................   $  85,894    $  69,319    $  50,713
                                                                =========    =========    =========

The accompanying notes are an integral part of these statements.

                       MIDAMERICAN ENERGY HOLDINGS COMPANY
                    CONSOLIDATED STATEMENTS OF CAPITALIZATION

                                                                                    AS OF DECEMBER 31
                                                                           -------------------------------------------
                                                                               1996                   1995
                                                                           --------------------   --------------------
                                                                              (In thousands, except share amounts)
COMMON SHAREHOLDERS' EQUITY
Common shares, no par; 350,000,000 shares authorized;
 100,751,713 and 100,751,713 shares outstanding, respectively..........    $  801,431             $  801,227
Retained earnings......................................................       440,971                430,589
Valuation allowance, net of income taxes...............................        (2,456)                (6,101)
                                                                           ----------             ----------
                                                                            1,239,946     44.0%    1,225,715     44.3%
                                                                           ----------    ------   ----------    ------
MIDAMERICAN  PREFERRED  SECURITIES  (100,000,000  SHARES AUTHORIZED)
Cumulative shares outstanding not subject to mandatory redemption:
    $3.30 Series, 49,523 shares........................................         4,952                  4,952
    $3.75 Series, 38,320 shares........................................         3,832                  3,832
    $3.90 Series, 32,630 shares .......................................         3,263                  3,263
    $4.20 Series, 47,369 shares........................................         4,737                  4,737
    $4.35 Series, 49,950 shares........................................         4,995                  4,995
    $4.40 Series, 50,000 shares........................................         5,000                  5,000
    $4.80 Series, 49,898 shares........................................         4,990                  4,990
    $1.7375 Series, 0 and 2,400,000 shares, respectively...............          --                   58,176
                                                                           ----------             ----------
                                                                               31,769      1.1%       89,945      3.2%
                                                                           ----------    ------   ----------    ------
Cumulative shares outstanding; subject to mandatory redemption:
    $5.25 Series, 100,000 shares.......................................        10,000                 10,000
    $7.80 Series, 400,000 shares.......................................        40,000                 40,000
                                                                           ----------             ----------
                                                                               50,000      1.8%       50,000      1.8%
                                                                           ----------    ------   ----------    ------
MIDAMERICAN-OBLIGATED PREFERRED SECURITIES
MidAmerican-obligated mandatorily redeemable cumulative preferred securities of subsidiary trust holding solely MidAmerican junior subordinated debentures:
     7.98% Series, 4,000,000 and none shares, respectively............        100,000      3.6%         --        0.0%
                                                                           ----------    ------   ----------    ------

LONG-TERM DEBT
MidAmerican Mortgage bonds:
    5.875% Series, due 1997...........................................           --                   22,000
    Adjustable Rate Series (8.8%), due 1997...........................           --                   25,000
    5.05% Series, due 1998............................................         49,100                 50,000
    6.25% Series, due 1998............................................         75,000                 75,000
    7.875% Series, due 1999...........................................         60,000                 60,000
    6% Series, due 2000...............................................         35,000                 35,000
    6.75% Series, due 2000............................................         75,000                 75,000
    8.15% Series, due 2001............................................           --                   40,000
    7.125% Series, due 2003...........................................        100,000                100,000
    7.70% Series, due 2004............................................         60,000                 60,000
    7% Series, due 2005...............................................        100,000                100,000
    7.375% Series, due 2008...........................................         75,000                 75,000
    8% Series, due 2022...............................................         50,000                 50,000
    7.45% Series, due 2023............................................         26,500                 30,000
    8.125% Series, due 2023...........................................        100,000                100,000
    6.95% Series, due 2025............................................         21,500                 50,000

MidAmerican Pollution control revenue obligations:
    5.15% to 5.75% Series, due periodically through 2003..............          8,424                 10,984
    5.95% Series, due 2023 (secured by general mortgage bonds)........         29,030                 29,030


The accompanying notes are an integral part of these statements.



                       MIDAMERICAN ENERGY HOLDINGS COMPANY
                    CONSOLIDATED STATEMENTS OF CAPITALIZATION

                                                                                     AS OF DECEMBER 31
                                                                           -------------------------------------------
                                                                                 1996                   1995
                                                                           --------------------   --------------------
                                                                                        (In thousands)
LONG-TERM DEBT (CONTINUED)
    Variable Rate Series:
       Due 2016 and 2017 (3.5% and 5.0%, respectively)................     $   37,600             $   37,600
       Due 2023 (secured by general mortgage
            bonds, 3.5% and 5.05%, respectively)......................         28,295                 28,295
       Due 2023 (3.5% and 5.1%, respectively).........................          6,850                  6,850
       Due 2024 (3.6% and 5.25%, respectively)........................         34,900                 34,900
       Due 2025 (3.5% and 5.1%, respectively).........................         12,750                 12,750

MidAmerican Notes:
    8.75% Series, due 2002............................................            240                    240
    6.5% Series, due 2001.............................................        100,000                   --
    6.4% Series, due 2003 through 2007................................          2,000                  2,000
    Obligation under capital lease....................................          2,218                  2,218
    Unamortized debt premium and discount, net........................         (4,009)                (4,126)
                                                                           ----------             ----------
       Total utility..................................................      1,085,398              1,107,741
                                                                           ----------             ----------
Nonregulated Subsidiaries Notes:
    10.20% Series, due 1996 and 1997..................................           --                   30,000
    7.34% Series, due 1998............................................         20,000                 20,000
    7.76% Series, due 1999............................................         45,000                 45,000
    8.52% Series, due 2000 through 2002...............................         70,000                 70,000
    8% Series, due annually through 2004..............................            205                    581
    Borrowings under unsecured revolving credit facility (6.2% and
       6.3% respectively).............................................         64,000                 64,000
    Borrowings under unsecured revolving credit facility
       (6.1% and 6.4%, respectively)..................................         26,000                 66,000
    Borrowings under unsecured revolving credit facility (6.1%).......         84,500                   --
                                                                           ----------             ----------
       Total Nonregulated Subsidiaries................................        309,705                295,581
                                                                           ----------             ----------
                                                                            1,395,103     49.5%    1,403,322     50.7%
                                                                          -----------    ------   ----------    ------

TOTAL CAPITALIZATION..................................................     $2,816,818    100.0%   $2,768,982    100.0%
                                                                           ==========    ======   ==========    ======

                       MIDAMERICAN ENERGY HOLDINGS COMPANY
                  CONSOLIDATED STATEMENTS OF RETAINED EARNINGS

                                                                                  YEARS ENDED DECEMBER 31
                                                                            1996           1995           1994
                                                                          --------       --------       --------
                                                                          (In thousands, except per share amounts)

BEGINNING OF YEAR....................................................     $430,589       $426,683       $421,358
                                                                          --------       --------       --------

NET INCOME...........................................................      131,046        122,764        120,189
                                                                          --------       --------       --------

DEDUCT (ADD):
Dividends declared on common shares of $1.20, $1.18 and
  $1.17 per share, respectively......................................      120,770        118,828        114,924
Other................................................................         (106)            30            (60)
                                                                          --------       --------       --------
                                                                           120,664        118,858        114,864
                                                                          --------       --------       --------

END OF YEAR..........................................................     $440,971       $430,589       $426,683
                                                                          ========       ========       ========

The accompanying notes are an integral part of these statements.

                       MIDAMERICAN ENERGY HOLDINGS COMPANY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     (A)  MERGER AND FORMATION OF THE COMPANY:

     MidAmerican Energy Holdings Company (Company or Holdings) is a holding company for MidAmerican Energy Company (MidAmerican), MidAmerican Capital Company (MidAmerican Capital) and Midwest Capital Group, Inc. (Midwest Capital). On April 24, 1996, MidAmerican shareholders approved a proposal to form Holdings as a holding company for MidAmerican and its subsidiaries, MidAmerican Capital and Midwest Capital. Effective December 1, 1996, each share of MidAmerican common stock was exchanged for one share of Holdings common stock. As part of the transaction, MidAmerican distributed the capital stock of MidAmerican Capital and Midwest Capital to Holdings.

     MidAmerican was formed on July 1, 1995, as a result of the merger of Iowa-Illinois Gas and Electric Company (Iowa-Illinois), Midwest Resources Inc. (Midwest Resources) and its utility subsidiary, Midwest Power Systems Inc. (Midwest Power). Each outstanding share of preferred and preference stock of the predecessor companies was converted into one share of a similarly designated series of MidAmerican preferred stock, no par value. Each outstanding share of common stock of Midwest Resources and Iowa-Illinois was converted into one share and 1.47 shares, respectively, of MidAmerican common stock, no par value. The merger was accounted for as a pooling-of-interest and the financial statements included herein are presented as if the merger and the formation of the holding company had occurred as of the earliest period shown.

     (B)  CONSOLIDATION POLICY AND PREPARATION OF FINANCIAL STATEMENTS:

     The accompanying Consolidated Financial Statements include the Company and its wholly owned subsidiaries, MidAmerican, MidAmerican Capital and Midwest Capital. All significant intercompany transactions have been eliminated.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

     (C)  REGULATION:

     MidAmerican's utility operations are subject to the regulation of the Iowa Utilities Board (IUB), the Illinois Commerce Commission (ICC), the South Dakota Public Utilities Commission, and the Federal Energy Regulatory Commission
(FERC). MidAmerican's accounting policies and the accompanying Consolidated Financial Statements conform to generally accepted accounting principles applicable to rate-regulated enterprises and reflect the effects of the ratemaking process.

     Statement of Financial Accounting Standards (SFAS) No. 71 sets forth accounting principles for operations that are regulated and meet certain criteria. For operations that meet the criteria, SFAS 71 allows, among other things, the deferral of costs that would otherwise be expensed when incurred. A possible consequence of the changes in the utility industry is the discontinued applicability of SFAS 71. MidAmerican's electric and gas utility operations are currently subject to the provisions of SFAS 71, but its applicability is periodically reexamined. If a portion of MidAmerican's utility operations no longer meets the criteria of SFAS 71, MidAmerican would be required to eliminate from its balance sheet the regulatory assets and liabilities related to those operations that resulted from actions of its regulators. Although the amount of such an elimination would depend on the specific circumstances, a material adjustment to earnings in the appropriate period could result from the discontinuance of SFAS 71. The following regulatory assets, primarily included in Other Assets in the Consolidated Balance Sheets, represent probable future revenue to MidAmerican because these costs are expected to be recovered in charges to utility customers (in thousands):


                                                           1996           1995
                                                         --------       --------

Deferred income taxes ............................       $140,649       $144,257
Energy efficiency costs ..........................        112,244        101,541
Debt refinancing costs ...........................         40,230         44,370
FERC Order 636 transition costs ..................         25,033         40,824
Environmental costs ..............................         22,577         23,076
Retirement benefit costs .........................         11,025         15,354
Enrichment facilities decommissioning ............         11,089          8,970
Unamortized costs of retired plant ...............          8,953         11,618
Other ............................................          2,655          7,396
                                                         --------       --------
     Total .......................................       $374,455       $397,406
                                                         ========       ========

     (D)  REVENUE RECOGNITION:

     Revenues are recorded as services are rendered to customers. MidAmerican records unbilled revenues, and related energy costs, representing the estimated amount customers will be billed for services rendered between the meter-reading dates in a particular month and the end of such month. Accrued unbilled revenues are $70.1 million and $61.0 million at December 31, 1996 and 1995, respectively, and are included in Receivables on the Consolidated Balance Sheets.

         The majority of MidAmerican's electric and gas sales are subject to adjustment clauses. These clauses allow MidAmerican to adjust the amounts charged for electric and gas service as the costs of gas, fuel for generation or purchased power change. The costs recovered in revenues through use of the adjustment clauses are charged to expense in the same period. See Note 8 for a discussion of a proposed Iowa rate settlement that would impact the electric adjustment clause.

     (E)  DEPRECIATION AND AMORTIZATION:

     MidAmerican's provisions for depreciation and amortization for its utility operations are based on straight-line composite rates. The average depreciation and amortization rates for the years ended December 31 were as follows:

                                        1996           1995               1994
                                        ----           ----               ----

         Electric..........             3.8%            3.9%               3.8%
         Gas...............             3.7%            3.7%               3.6%

     Utility plant is stated at original cost which includes overhead costs, administrative costs and an allowance for funds used during construction.

     The cost of repairs and minor replacements is charged to maintenance expense. Property additions and major property replacements are charged to plant accounts. The cost of depreciable units of utility plant retired or disposed of in the normal course of business is eliminated from the utility plant accounts and such cost, plus net removal cost, is charged to accumulated depreciation.

     An allowance for the estimated annual decommissioning costs of the Quad Cities Nuclear Power Station (Quad Cities) equal to the level of funding is included in depreciation expense. See Note 4(d) for additional information regarding decommissioning costs.

     (F)  INVESTMENTS:

     Investments,   managed   primarily   through  the  Company's   nonregulated
subsidiaries, include the following amounts as of December 31 (in thousands):

                                                           1996           1995
                                                         --------       --------
Investments:
     Marketable securities .......................       $219,890       $270,162
     Equipment Leases ............................         89,791         90,729
     Nuclear decommissioning trust fund ..........         76,304         64,781
     Energy projects .............................         30,217         36,978
     Special-purpose funds .......................         44,932         47,046
     Real estate .................................         45,457         68,126
     Corporate owned life insurance ..............         27,395         22,743
     Coal transportation .........................         18,623         12,703
     Communications ..............................         56,333         16,332
     Other .......................................         19,849         16,856
                                                         --------       --------
         Total ...................................       $628,791       $646,456
                                                         ========       ========

     Marketable securities generally consist of preferred stocks, common stocks and mutual funds held by MidAmerican Capital. Investments in marketable securities classified as available-for-sale are reported at fair value with net unrealized gains and losses reported as a net of tax amount in Common Shareholders' Equity until realized. Investments in marketable securities that are classified as held-to-maturity are reported at amortized cost. An other-than-temporary decline in the value of a marketable security is recognized through a write-down of the investment to earnings.

     Investments held by the nuclear decommissioning trust fund for the Quad Cities units are classified as available-for-sale and are reported at fair value with net unrealized gains and losses reported as adjustments to the accumulated provision for nuclear decommissioning.

     (G)  CONSOLIDATED STATEMENTS OF CASH FLOWS:

     The Company considers all cash and highly liquid debt instruments purchased with a remaining maturity of three months or less to be cash and cash equivalents for purposes of the Consolidated Statements of Cash Flows.

     Net cash provided (used) from changes in working capital, net of effects from discontinued operations and exchange of assets was as follows (in thousands):

                                         1996           1995           1994
                                       --------       --------       --------
     Receivables .................     $(84,802)      $(31,314)      $ 19,343
     Inventories .................       (5,629)         7,013          8,427
     Other current assets ........        6,732         (4,140)         6,907
     Accounts payable ............       47,751         15,903        (17,466)
     Taxes accrued ...............          356         (9,755)       (19,270)
     Interest accrued ............       (2,122)           (24)          (362)
     Other current liabilities ...      (16,038)         1,293         (4,496)
                                       --------       --------       --------
       Total .....................     $(53,752)      $(21,024)      $ (6,917)
                                       ========       ========       ========

     (H)  ACCOUNTING FOR LONG-TERM POWER PURCHASE CONTRACT:

     Under a long-term power purchase contract with Nebraska Public Power District (NPPD), expiring in 2004, MidAmerican purchases one-half of the output of the 778-megawatt Cooper Nuclear Station (Cooper). The Consolidated Balance Sheets include a liability for MidAmerican's fixed obligation to pay 50% of NPPD's Nuclear Facility Revenue Bonds and other fixed liabilities. A like amount representing MidAmerican's right to purchase power is shown as an asset.

     Capital improvement costs for new property, including carrying costs, are being deferred, amortized and recovered in rates over the term of the NPPD contract. Capital improvement costs for property replacements, including carrying costs, are being deferred, amortized and recovered in rates over a five-year period.

     The fuel cost portion of the power purchase contract is included in Cost of Fuel, Energy and Capacity on the Consolidated Statements of Income. All other costs MidAmerican incurs in relation to its long-term power purchase contract with NPPD are included in Other Operating Expenses on the Consolidated Statements of Income.

     See Notes 4(c), 4(d) and 4(e) for additional information regarding the power purchase contract.

     (I)  STATEMENT OF FINANCIAL ACCOUNTING STANDARDS NO. 121:

     On January 1, 1996, the Company adopted SFAS No. 121 regarding accounting for asset impairments. This statement requires the Company to review long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. SFAS No. 121 also requires rate-regulated companies to recognize an impairment for regulatory assets for which future recovery is not probable. Adoption of SFAS No. 121 did not have a material impact on the Company's results of operations or financial position.

(2)  LONG-TERM DEBT:

     The Company's sinking fund requirements and maturities of long-term debt for 1997 through 2001 are $80 million, $235 million, $190 million, $134 million and $125 million, respectively.

     The interest rate on the Company's Adjustable Rate Series Mortgage Bonds is reset every two years at 160 basis points over the average yield to maturity of 10-year Treasury securities. The rate was reset in 1995.

     The Company's Variable Rate Pollution Control Revenue Obligations bear interest at rates that are periodically established through remarketing of the bonds in the short-term tax-exempt market. The Company, at its option, may change the mode of interest calculation for these bonds by selecting from among several alternative floating or fixed rate modes. The interest rates shown in the Consolidated Statements of Capitalization are the weighted average interest rates as of December 31, 1996 and 1995. The Company maintains dedicated revolving credit facility agreements or renewable lines of credit to provide liquidity for holders of these issues.

     Substantially all the former Iowa-Illinois utility property and franchises, and substantially all of the former Midwest Power electric utility property in Iowa, or approximately 82% of gross utility plant, is pledged to secure mortgage bonds.

     MidAmerican Capital has $64 million and $50 million unsecured revolving credit facility agreements which mature in 1998. Borrowings under these agreements may be on a fixed rate, floating rate or competitive bid rate basis. In addition, MidAmerican had a $100 million unsecured revolving credit facility agreement which was retired in January of 1997. All subsidiary long-term borrowings outstanding at December 31, 1996, are without recourse to Holdings.

(3)  JOINTLY OWNED UTILITY PLANT:

     Under joint plant ownership agreements with other utilities, MidAmerican had undivided interests at December 31, 1996, in jointly owned generating plants as shown in the table below.

     The dollar amounts below represent MidAmerican's share in each jointly owned unit. Each participant has provided financing for its share of each unit. Operating Expenses on the Consolidated Statements of Income include MidAmerican's share of the expenses of these units (dollars in millions).

                                  Nuclear                       Coal fired
                                -----------   ---------------------------------------------------
                                                        Council
                                Quad Cities   Neal       Bluffs      Neal      Ottumwa    Louisa
                                Units         Unit       Unit        Unit       Unit       Unit
                                No. 1 & 2     No. 3      No. 3       No.4       No. 1      No. 1
                                -----------   ------     -------     ------    -------    ------
     In service date              1972         1975       1978       1979       1981      1983
     Utility plant in service    $  229        $ 126      $ 297      $ 160      $ 207     $ 530
     Accumulated depreciation    $   79        $  72      $ 154      $  82      $  96     $ 216
     Unit capacity-MW             1,539          515        675        624        716       700
     Percent ownership             25.0%        72.0%      79.1%      40.6%      52.0%     88.0%

(4)  COMMITMENTS AND CONTINGENCIES:

     (A)  CAPITAL EXPENDITURES:

     Utility construction expenditures for 1997 are estimated to be $200 million, including $10 million for Quad Cities nuclear fuel and $9 million for Cooper capital improvements. Nonregulated capital expenditures depend upon the availability of investment opportunities and other factors. During 1997, such expenditures are estimated to be approximately $39 million.

     (B)  ENVIRONMENTAL MATTERS:

     The United States Environmental Protection Agency (EPA) and the state environmental agencies have determined that contaminated wastes remaining at certain decommissioned manufactured gas plant (MGP) facilities may pose a threat to the public health or the environment if such contaminants are in sufficient quantities and at such concentrations as to warrant remedial action.

     MidAmerican is evaluating 27 properties which were, at one time, sites of gas manufacturing plants in which it may be a potentially responsible party
(PRP). The purpose of these evaluations is to determine whether waste materials are present, whether such materials constitute an environmental or health risk, and whether MidAmerican has any responsibility for remedial action. MidAmerican is currently conducting field investigations at fifteen of the sites and has completed investigations at three of the sites. In addition, MidAmerican is currently removing contaminated soil at four of the sites, and has completed removals at two of the sites. MidAmerican is continuing to evaluate several of the sites to determine the future liability, if any, for conducting site investigations or other site activity.

     MidAmerican's present estimate of probable remediation costs for the sites discussed above is $21 million. This estimate has been recorded as a liability and a regulatory asset for future recovery. The ICC has approved the use of a tariff rider which permits recovery of the actual costs of litigation, investigation and remediation relating to former MGP sites. MidAmerican's present rates in Iowa provide for a fixed annual recovery of MGP costs. MidAmerican intends to pursue recovery of the remediation costs from other PRPs and its insurance carriers.

     The estimate of probable remediation costs is established on a site specific basis. The costs are accumulated in a three-step process. First, a determination is made as to whether MidAmerican has potential legal liability for the site and whether information exists to indicate that contaminated wastes remain at the site. If so, the costs of performing a preliminary investigation are accrued. Once the investigation is completed and if it is determined remedial action is required, the best estimate of remediation costs is accrued. If necessary, the estimate is revised when a consent order is issued.

     The estimated recorded liabilities for these properties, which include incremental direct costs of the remediation effort, costs for future monitoring at sites and costs of compensation to employees for time expected to be spent directly on the remediation effort, are based upon preliminary data. Thus, actual costs could vary significantly from the estimates. The estimate could change materially based on facts and circumstances derived from site investigations, changes in required remedial action and changes in technology relating to remedial alternatives. In addition, insurance recoveries for some or all of the costs may be possible, but the liabilities recorded have not been reduced by any estimate of such recoveries.

     Although the timing of potential incurred costs and recovery of such costs in rates may affect the results of operations in individual periods, management believes that the outcome of these issues will not have a material adverse effect on MidAmerican's financial position or results of operations.

     (C)  LONG-TERM POWER PURCHASE CONTRACT:

     Payments to NPPD cover one-half of the fixed and operating costs of Cooper (excluding depreciation but including debt service) and MidAmerican's share of nuclear fuel cost (including nuclear fuel disposal) based on energy delivered. The debt service portion is approximately $1.5 million per month for 1997 and is not contingent upon the plant being in service. In addition, MidAmerican pays one-half of NPPD's decommissioning funding related to Cooper.

     The debt amortization and Department of Energy (DOE) enrichment plant decontamination and decommissioning component of MidAmerican's payments to NPPD were $14.5 million, $12.0 million and $10.8 million and the net interest component was $3.6 million, $4.6 million and $5.4 million each for the years 1996, 1995 and 1994, respectively.

     MidAmerican's payments for the debt principal portion of the power purchase contract obligation and the DOE enrichment plant decontamination and decommissioning payments are $13.7 million, $14.4 million, $15.0 million, $15.8 million and $16.6 million for 1997 through 2001, respectively, and $35.7 million for 2002 through 2004.

     (D)  DECOMMISSIONING COSTS:

     Based on site-specific decommissioning studies that include decontamination, dismantling, site restoration and dry fuel storage cost, MidAmerican's share of expected decommissioning costs for Cooper and Quad Cities, in 1996 dollars, is $440 million. In Illinois, nuclear decommissioning costs are included in customer billings through a mechanism that permits annual adjustments. Such costs are reflected as base rates in Iowa tariffs.

     For purposes of developing a decommissioning funding plan for Cooper, NPPD assumes that decommissioning costs will escalate at an annual rate of 4.0%. Although Cooper's operating license expires in 2014, the funding plan assumes decommissioning will start in 2004, the currently anticipated plant shutdown date.

     As of December 31, 1996, MidAmerican's share of funds set aside by NPPD in internal and external accounts for decommissioning was $62.9 million. In addition, the funding plan also assumes various funds and reserves currently held to satisfy NPPD Bond Resolution requirements will be available for plant decommissioning costs after the bonds are retired in early 2004. The funding schedule assumes a long-term return on funds in the trust of 6.3% annually. Certain funds will be required to be invested on a short-term basis when decommissioning begins and are assumed to earn at a rate of 4.0% annually. NPPD is recognizing decommissioning costs over the expected service life of the plant, and 50% of the costs are included as a component of MidAmerican's power purchased costs. The Cooper decommissioning component of MidAmerican's payments to NPPD were $9.9 million, $8.9 million and $8.9 million for the years 1996, 1995, and 1994, respectively, and are included in Other Operating Expenses in the Consolidated Statements of Income. Earnings from the internal and external trust funds, which are recognized by NPPD as the owner of the plant, are tax exempt and serve to reduce future funding requirements.

     An external trust has been established for the investment of funds for decommissioning the Quad Cities units. The total accrued balance as of December 31, 1996, was $76.3 million and is included in Other Liabilities and a like amount is reflected in Investments and represents the value of the assets held in the trust.

     MidAmerican's provision for depreciation includes costs for Quad Cities nuclear decommissioning of $8.6 million, $8.6 million and $9.1 million for 1996, 1995 and 1994, respectively. The provision charged to expense is equal to the funding that is being collected in rates. The decommissioning funding component of MidAmerican's Illinois tariffs assumes that decommissioning costs, related to the Quad Cities unit, will escalate at an annual rate of 5.3% and the assumed annual return on funds in the trust is 6.5%. The Quad Cities decommissioning funding component of MidAmerican's Iowa tariffs assumes that decommissioning costs will escalate at an annual rate of 6.3% and the assumed annual return on funds in the trust is 6.5%. Earnings on the assets in the trust fund were $3.5 million, $2.5 million and $2.2 million for 1996, 1995 and 1994, respectively.

     (E)  NUCLEAR INSURANCE:

     MidAmerican   maintains  financial  protection  against  catastrophic  loss associated with its interest in Quad Cites and Cooper through a combination of insurance purchased by NPPD (the owner and operator of Cooper) and

Commonwealth Edison (the joint owner and operator of Quad Cities), insurance purchased directly by MidAmerican, and the mandatory industry-wide loss funding mechanism afforded under the Price-Anderson Amendments Act of 1988. The coverage falls into three categories: nuclear liability, property coverage and nuclear worker liability.

     NPPD and Commonwealth Edison each purchase nuclear liability insurance in the maximum available amount of $200 million. In accordance with the Price-Anderson Amendments Act of 1988, excess liability protection above that amount is provided by a mandatory industry-wide program under which the owners of nuclear generating facilities could be assessed for liability incurred due to a serious nuclear incident at any commercial nuclear reactor in the United States. Currently, MidAmerican's maximum potential share of such an assessment is $79.3 million per incident, payable in installments not to exceed $10 million annually.

     The property coverage provides for property damage, stabilization and decontamination of the facility, disposal of the decontaminated material and premature decommissioning. For Quad Cities, Commonwealth Edison purchases primary and excess property insurance protection for the combined interest in Quad Cities totalling $2.1 billion. For Cooper, NPPD purchases primary property insurance in the amount of $500 million. Additionally, MidAmerican and NPPD separately purchase coverage for their respective obligation of $1.125 billion each in excess of the $500 million primary layer purchased by NPPD. This structure provides that both MidAmerican and NPPD are covered for their respective 50% obligation in the event of a loss totalling $2.75 billion. MidAmerican also directly purchases extra expense/business interruption coverage to cover the cost of replacement power and/or other continuing costs in the event of a covered accidental outage at Cooper or Quad Cities. The coverages purchased directly by MidAmerican, and the primary and excess property coverages purchased by Commonwealth Edison, contain provisions for retrospective premium assessments should two or more full policy-limit losses occur in one policy year. Currently, the maximum retrospective amounts that could be assessed against MidAmerican from industry mutual insurance companies for its obligations associated with Cooper and Quad Cities combined total $13.8 million.

     The master nuclear worker liability coverage is an industry-wide policy with an aggregate limit of $200 million for the nuclear industry as a whole, which is in effect to cover tort claims of workers as a result of radiation exposure on or after January 1, 1988. MidAmerican's share, based on its interest in Cooper and Quad Cities, of a maximum potential share of a retrospective assessment under this program is $3.0 million.

     (F)  COAL AND NATURAL GAS CONTRACT COMMITMENTS:

     MidAmerican has entered into supply and related transportation contracts for its fossil-fueled generating stations. The contracts, with expiration dates ranging from 1997 to 2003, require minimum payments of $68 million, $36 million, $26 million, $19 million and $20 million for the years 1997 through 2001, respectively, and $12 million for the total of the two years thereafter. The Company expects to supplement these coal contracts with spot market purchases to fulfill its future fossil fuel needs.

     The Company has entered into various natural gas supply and transportation contracts for its utility operations. The minimum commitments under these contracts are $91 million, $78 million, $43 million, $22 million and $19 million for the years 1997 through 2001, respectively, and $82 million for the total of the years thereafter. During 1993 FERC Order 636 became effective, requiring interstate pipelines to restructure their services. The pipelines will recover the transition costs related to Order 636 from the local distribution companies. The Company has recorded a liability and regulatory asset for the transition costs which are being recovered by the Company through the purchased gas adjustment clause. The unrecovered balance recorded by the Company as of December 31, 1996, was $25 million.

(5)  COMMON SHAREHOLDERS' EQUITY:

     Common shares outstanding changed during the years ended December 31 as shown in the table below (in thousands):

                                             1996                   1995                       1994
                                      -------------------   --------------------   --------------------
                                       Amount     Shares     Amount      Shares       Amount      Shares
                                      --------    -------   ---------   --------    ---------    -------
     Balance, beginning of year ...   $801,227    100,752   $786,420     99,687     $759,120    97,782

     Changes due to:
       Issuance of common shares ..       --         --       15,083      1,065       27,760     1,911
       Accrued stock options ......        623       --         --         --           --        --
       Capital stock expense ......       (419)      --         (276)      --           (377)     --
       Other ......................       --         --         --         --            (83)       (6)
                                      --------    -------   --------    -------     --------    ------
     Balance, end of year .........   $801,431    100,752   $801,227    100,752     $786,420    99,687
                                      ========    =======   ========    =======     ========    ======

(6)  RETIREMENT PLANS:

     The Company has noncontributory defined benefit pension plans covering substantially all employees. Benefits under the plans are based on participants' compensation, years of service and age at retirement.

     Funding is based upon the actuarially determined costs of the plans and the requirements of the Internal Revenue Code and the Employee Retirement Income Security Act. MidAmerican has been allowed to recover funding contributions in rates.

     Net periodic pension cost includes the following components for the years ended December 31 (in thousands):

                                                        1996       1995       1994
                                                      --------   --------   --------

     Service cost-benefit earned during the period .  $ 12,323   $  9,817   $ 13,241
     Interest cost on projected benefit obligation .    31,109     27,934     26,822
     Decrease in pension costs from actual
       return on assets ............................   (58,460)   (63,593)    (7,835)
     Net amortization and deferral .................    26,223     32,126    (21,030)
     One-time charge ...............................      --       15,683       --
     Regulatory deferral of incurred cost ..........       568    (10,470)    (2,871)
                                                      --------   --------   --------
     Net periodic pension cost .....................  $ 11,763   $ 11,497   $  8,327
                                                      ========   ========   ========

     During 1995, the Company incurred a one-time charge of $15.7 million related to the early retirement portion of its restructuring plan. Of such cost, $3.0 million was charged to expense and the remaining amount was deferred for future recovery through the regulatory process.

     The plan assets are stated at fair market value and are primarily comprised of insurance contracts, United States government debt and corporate equity securities. The plans in which accumulated benefits exceed assets consist entirely of nonqualified defined benefit plans. Although the plans have no assets, the Company purchases corporate owned life insurance to provide funding for the future cash requirements. The cash value of such insurance was $17.3 million and $14.5 million at December 31, 1996 and 1995, respectively. The following table presents the funding status of the plans and amounts recognized in the Consolidated Balance Sheets as of December 31 (dollars in thousands):

                                                                         Plans in Which:
                                                     --------------------------------------------------------
                                                     Assets Exceed Accumulated    Accumulated Benefits Exceed
                                                            Benefits                   Assets
                                                     -------------------------    ---------------------------
                                                          1996        1995              1996       1995
                                                        ---------   ---------         --------   ---------
     Actuarial present value of benefit obligations:
       Vested benefit obligation ...................    $(298,237)  $(293,985)        $(36,574)  $(32,429)
       Nonvested benefit obligation ................       (3,454)     (7,516)          (1,925)      (816)
                                                        ---------   ---------         --------   --------
       Accumulated benefit obligation ..............     (301,691)   (301,501)         (38,499)   (33,245)
       Provision for future pay increases ..........      (79,790)    (94,633)          (8,733)    (5,455)
                                                        ---------   ---------         --------   --------
       Projected benefit obligation ................     (381,481)   (396,134)         (47,232)   (38,700)

     Plan assets at fair value .....................      427,828     385,598             --         --
                                                        ---------   --------          --------   --------
     Projected benefit obligation (greater) less
          than plan assets .........................       46,347     (10,536)         (47,232)   (38,700)

     Unrecognized prior service cost ...............       18,636     (15,866)          21,544      2,884
     Unrecognized net loss (gain) ..................      (63,173)     29,541             --        9,431
     Unrecognized net transition asset .............      (18,929)    (21,521)            --         --
     Other .........................................         --          --            (12,811)    (6,860)
                                                        ---------   ---------         --------   --------
     Pension liability recognized in the
       Consolidated Balance Sheets .................    $ (17,119)  $ (18,382)        $(38,499)  $(33,245)
                                                        =========   =========         ========   ========


                                                        1996       1995
                                                        ----     --------
     Assumptions used were:
       Discount rate...............................     7.5%          7.0%
       Rate of increase in compensation levels.....     5.0%          5.0%
       Weighted average expected long-term rate
         of return on assets.......................     9.0%          8.9%

     The Company currently provides certain health care and life insurance benefits for retired employees. Under the plans, substantially all of the Company's employees may become eligible for these benefits if they reach retirement age while working for the Company. However, the Company retains the right to change these benefits anytime at its discretion.

     In January 1993, the Company adopted SFAS No. 106, Employers Accounting for Postretirement Benefits Other Than Pensions. The Company began expensing these costs on an accrual basis for its Illinois customers and certain of its Iowa customers in 1993 and including provisions for such costs in rates for these customers. For its remaining Iowa customers, the Company deferred the portion of these costs above the "pay-as-you-go" amount already included in rates until recovery on an accrual basis was established in 1995. The Company is currently amortizing the deferral, expensing the SFAS No. 106 accrual and including provisions for these costs in rates.

     Net periodic postretirement benefit cost includes the following components for the year ended December 31 (in thousands):

                                                                           1996       1995      1994
                                                                         --------   --------   ------

     Service cost-benefit earned during the period ....................  $  2,118   $  1,583   $ 2,147
     Interest cost ....................................................     8,341      7,185     7,221
     Increase (decrease) in benefit cost from actual return on assets .    (1,598)    (2,090)      894
     Amortization of unrecognized transition obligation ...............     5,291      5,291     5,442
     Other ............................................................      (297)      (262)   (1,991)
     One-time charge for early retirement .............................      --        4,353      --
     Regulatory recognition of incurred cost ..........................     5,112      5,140    (6,218)
                                                                         --------   --------   -------
     Net periodic postretirement benefit cost .........................  $ 18,967   $ 21,200   $ 7,495
                                                                         ========   ========   =======

     During 1995, the Company recorded a one-time expense of $4.4 million related to the early retirement portion of its restructuring plan.

     The Company has established external trust funds to meet its expected postretirement benefit obligations. The trust funds are comprised primarily of guaranteed rate investment accounts and money market investment accounts. A reconciliation of the funded status of the plan to the amounts realized as of December 31 is presented below (dollars in thousands):

                                                                      1996        1995
                                                                   ---------    ---------
     Accumulated present value of benefit obligations:
       Retiree benefit obligation ...............................  $ (78,935)   $ (67,488)
       Active employees fully eligible for benefits .............     (2,798)      (5,904)
       Other active employees ...................................    (34,772)     (33,949)
                                                                   ---------    ---------
       Accumulated benefit obligation ...........................   (116,505)    (107,341)
     Plan assets at fair value ..................................     36,783       26,916
                                                                   ---------    ---------
     Accumulated benefit obligation greater than plan assets ....    (79,722)     (80,425)
     Unrecognized net gain ......................................     (8,810)     (13,880)
     Unrecognized transition obligation .........................     84,662       89,952
                                                                   ---------    ---------
     Postretirement benefit liability recognized in the
       Consolidated Balance Sheets ..............................  $  (3,870)   $  (4,353)
                                                                   ---------    =========

     Assumptions used were:
       Discount rate ............................................        7.5%         7.0%
       Weighted average expected long-term rate of return
         on assets (after taxes).................................        6.7%         6.4%


     For purposes of calculating the postretirement benefit obligation, it is assumed that health care costs for covered individuals prior to age 65 will increase by 11.0% in 1997, and that the rate of increase thereafter will decline by 1.0% annually to an ultimate rate of 5.5% by the year 2002. For covered individuals age 65 and older, it is assumed that health care costs will increase by 8.0% in 1997, and that the rate of increase thereafter will decline by 1.0% annually to an ultimate rate of 5.5% by the year 2000.

     If the assumed health care trend rates used to measure the expected cost of benefits covered by the plans were increased by 1%, the total service and interest cost would increase by $1.3 million and the accumulated postretirement benefit obligation would increase by $11.9 million.

     The Company sponsors defined contribution pension plans (401(k) plans) covering substantially all employees. The Company's contributions to the plans, which are based on the participants level of contribution and cannot exceed four percent of the participants salaries or wages, were $4.4 million, $3.7 million and $3.6 million for 1996, 1995 and 1994, respectively.

(7)  SHORT-TERM BORROWING:

     Interim financing of working capital needs and the construction program may be obtained from the sale of commercial paper or short-term borrowing from banks. Information regarding short-term debt follows (dollars in thousands):

                                                             1996       1995      1994
                                                           --------   --------   -------

    Balance at year-end   ..............................   $161,990   $184,800   $124,500
    Weighted average interest rate
      on year-end balance...............................        5.4%       5.7%       6.1 %
    Average daily amount outstanding
      during the year...................................   $151,318   $114,036   $105,728
    Weighted average interest rate on average daily
      amount outstanding during the year................        5.5%       6.0%       4.4 %

     MidAmerican has authority from FERC to issue short-term debt in the form of commercial paper and bank notes aggregating $400 million. As of December 31, 1996, MidAmerican had a $250 million revolving credit facility agreement and a $10 million line of credit and Holdings had a $20 million line of credit. MidAmerican's commercial paper borrowings are supported by the revolving credit facility and the line of credit.

(8)  RATE MATTERS:

     On June 4, 1996, MidAmerican filed an electric pricing proposal in Iowa and Illinois. The proposal would provide MidAmerican more flexibility to negotiate with customers who have service options and mitigate strandable costs. The proposal would also reduce regulatory lag in implementing new tariff services and prices. As part of the proposal, MidAmerican would reduce electric revenues, on a graduated basis, to the level of approximately $25 million annually within five years and eliminate automatic fuel adjustment clauses. The price reductions, possible due to merger and restructuring related cost savings, reduce price disparity within customer classes and would move MidAmerican closer to prices that it believes can be sustained in a competitive market.

     On October 15, 1996, the ICC ordered MidAmerican to reduce rates for its Illinois customers by 10%, or $13.1 million annually, effective November 3, 1996, and commenced an investigation into the reasonableness of MidAmerican's rates. MidAmerican negotiated termination of the proceeding to reduce rates and withdraw its electric pricing proposal. The negotiated termination of the rate proceeding left in place the initial $13.1 million annual reduction and included a second price reduction of $2.4 million to be effective on June 1, 1997.

     On August 1, 1996, the Iowa Office of Consumer Advocate (OCA) requested the IUB to order MidAmerican to reduce its Iowa electric rates by 10.7%, or approximately $101 million annually, in electric revenues. On September 6,

1996, the IUB docketed the OCA request and initiated an investigation into MidAmerican's rates. The IUB also consolidated the investigation with MidAmerican's alternative regulation and pricing proposal for purposes of the hearings scheduled to begin in January 1997. Effective November 1, 1996, MidAmerican reduced its electric rates in Iowa $8.7 million annually to the levels in its pricing proposal filed on June 4, 1996.

     In January 1997, a settlement agreement between MidAmerican, the OCA and other parties to the proceeding was negotiated. The agreement, which includes a number of characteristics of MidAmerican's pricing proposal, is subject to approval by the IUB. The agreement includes a tracking mechanism to currently recover the cost of Cooper capital improvements. After reflecting the effect of the Cooper tracking mechanism, prices for residential customers would be reduced $20 million annually by June 1, 1998, including the November 1, 1996, reduction. Rates for commercial and industrial customers would be reduced a total of $10 million annually by June 1, 1998, through pilot projects, negotiated rates with individual customers and, if needed, a base rate reduction effective June 1, 1998.

     In addition, the agreement accepts MidAmerican's proposal to eliminate the energy adjustment clause (EAC) which currently is the mechanism through which fuel costs are collected from Iowa customers. The EAC flows the cost of fuel to customers on a current basis, and thus, fuel costs have little impact on net income. Prospectively, base rates for Iowa customers would include a factor for recovery of a representative level of fuel costs. To the extent actual fuel costs vary from that factor, pre-tax earnings would be impacted. The fuel cost factor would be reviewed in February 1999 and adjusted prospectively if actual fuel costs vary 15% above or below the agreed factor.

     Under the agreement, if MidAmerican's return on common equity exceeds 12%, then a sharing between customers and shareholders begins, and if it exceeds 14%, then a portion of MidAmerican's share would be used for accelerated recovery of certain regulatory assets. The agreement permits MidAmerican to file for increased rates if the return falls below 9%. Other parties signing the agreement are prohibited from filing for reduced rates prior to 2001 unless the return, after reflecting credits to customers, exceeds 14%.

     As of December 31, 1996, MidAmerican had a $2.6 million liability recorded for the portion of its Iowa electric revenues between August 1, 1996, and October 31, 1996, that were in excess of those included in the pricing proposal.

(9)  DISCONTINUED OPERATIONS:

     In the third quarter of 1996, the Company announced the discontinuation of certain nonstrategic businesses in support of its strategy of becoming a leading regional energy and complementary services provider. In November of 1996, the Company signed a definitive agreement with KCS Energy, Inc. (KCS) to sell an oil and gas exploration and development subsidiary and completed the sale on January 3, 1997. The Company recorded an after-tax loss of $7.1 million for the disposition in 1996. The Company has also announced its plan to divest a subsidiary that developed and continues to operate a computerized information system facilitating the real-time exchange of power in the electric industry. The Company expects the disposition to occur during the first half of 1997 and has recorded a $4.0 million estimated after-tax loss on disposal in the third quarter of 1996. The Company reflected as discontinued operations at September 30, 1994, all activities of a subsidiary that constructed generating facilities and a subsidiary that constructed electric distribution and transmission systems. Essentially all of the assets of the construction subsidiaries have been sold but some remaining activity has been recorded in the periods reported. In addition, in the third quarter of 1996 the Company received a final settlement from the sale of a coal mining subsidiary which was reflected as a discontinued operation by a predecessor company in 1982. The final settlement, which resulted in an after-tax loss of $3.3 million, included the reacquisition of preferred equity by the buyer and the settlement of reclamation reserves.

     Proceeds received from the disposition of the oil and gas subsidiary included $210 million in cash and 435,000 warrants to purchase KCS common stock. The warrants were valued at $6 million. Proceeds received from the disposition of the construction subsidiaries and the coal mining subsidiary settlement were $4 million and $15 million, respectively. Net assets of the discontinued operations are separately presented on the Consolidated Balance Sheets as Investment in Discontinued Operations. Revenues from discontinued activities, as well as the results of operations and the estimated loss on the disposal of discontinued operations for the years ended December 31 are as follows (in thousands):

                                                1996       1995       1994
                                              --------   --------   --------

     OPERATING REVENUES ...................   $233,952   $81,637    $129,643
                                              ========   =======    ========

     INCOME FROM OPERATIONS
       Income before income taxes .........   $  1,638   $ 4,704    $  1,841
       Income tax benefit (expense) .......        479    (1,645)       (985)
                                              --------   -------    --------
       Income from Operations .............   $  2,117   $ 3,059    $    856
                                              ========   =======    ========

     LOSS ON DISPOSAL
       Income (loss) before income taxes ..   $  9,047   $  --      $(11,576)
       Income tax benefit (expense) .......    (23,879)     --         7,811
                                              --------   -------    --------
       Loss on Disposal ...................   $(14,832)  $  --      $ (3,765)
                                              ========   =======    ========

(10)  CONCENTRATION OF CREDIT RISK:

     The Company's electric utility operations serve 555,000 customers in Iowa, 84,000 customers in western Illinois and 3,000 customers in southeastern South Dakota. The Company's gas utility operations serve 480,000 customers in Iowa, 65,000 customers in western Illinois, 61,000 customers in southeastern South Dakota and 4,000 customers in northeastern Nebraska. The largest communities served by the Company are the Iowa and Illinois Quad-Cities; Des Moines, Sioux City, Cedar Rapids, Waterloo, Iowa City and Council Bluffs, Iowa; and Sioux Falls, South Dakota. The Company's utility operations grant unsecured credit to customers, substantially all of whom are local businesses and residents. As of December 31, 1996, billed receivables from the Company's utility customers totalled $146 million.

     MidAmerican Capital has investments in preferred stocks of companies in the utility industry. As of December 31, 1996, the total cost of these investments was $132 million.

     MidAmerican Capital has entered into leveraged lease agreements with companies in the airline industry. As of December 31, 1996, the receivables under these agreements totalled $37 million.

(11)  PREFERRED SHARES:

     During 1996, MidAmerican redeemed all shares of the $1.7375 Series of preferred stock. The redemptions were made at a premium, which resulted in a charge to net income of $1.6 million.

     During 1994, MidAmerican redeemed all of its outstanding $4.36 Series, $4.22 Series and $7.50 Series preferred shares. The redemptions were made at a premium, which resulted in a charge to net income of $0.3 million.

     The $5.25 Series Preferred Shares, which are not redeemable prior to November 1, 1998 for any purpose, are subject to mandatory redemption on November 1, 2003 at $100 per share. The $7.80 Series Preferred Shares have sinking fund requirements under which 66,600 shares will be redeemed at $100 per share each May 1, beginning in 2001 through May 1, 2006.

     The total outstanding cumulative preferred stock of MidAmerican that is not subject to mandatory redemption requirements may be redeemed at the option of the Company at prices which, in the aggregate, total $31.8 million. The aggregate total the holders of all preferred stock outstanding at December 31, 1996, are entitled to upon involuntary bankruptcy is $181.8 million plus accrued dividends. Annual dividend requirements for all preferred stock outstanding at December 31, 1996, total $12.3 million.

(12)  SEGMENT INFORMATION:

     Information related to segments of the Company's business is as follows for the years ended December 31 (in thousands):

                                                       1996        1995         1994
                                                    -----------    ----------   -----------
     UTILITY
     Electric:
       Operating revenues ........................  $ 1,099,008   $ 1,094,647   $ 1,021,660
       Cost of fuel, energy and capacity .........      234,317       230,261       213,987
       Depreciation and amortization expense .....      140,939       136,324       132,886
       Other operating expenses ..................      424,594       459,344       438,811
                                                    -----------   -----------   -----------
       Operating income ..........................  $   299,158   $   268,718   $   235,976
                                                    ===========   ===========   ===========

     Gas:
       Operating revenues ........................  $   536,753   $   459,588   $   492,015
       Cost of gas sold ..........................      345,014       279,025       326,782
       Depreciation and amortization expense .....       23,653        22,626        21,343
       Other operating expenses ..................      106,831       122,017       111,644
                                                    -----------   -----------   -----------
       Operating income ..........................  $    61,255   $    35,920   $    32,246
                                                    ===========   ===========   ===========

     Operating income ............................  $   360,413   $   304,638   $   268,222
     Other income (expense) ......................        3,998        (4,074)       (3,712)
     Fixed charges ...............................       96,753        92,036        87,157
                                                    -----------   -----------   -----------
     Income from continuing operations
          before income taxes ....................      267,658       208,528       177,353
     Income taxes ................................      112,927        84,098        66,759
                                                    -----------   -----------   -----------
     Income from continuing operations ...........  $   154,731   $   124,430   $   110,594
                                                    ===========   ===========   ===========

     Capital Expenditures-
       Electric ..................................  $   116,243   $   133,490   $   164,870
       Gas .......................................       37,955        57,281        46,799




                                                        1996         1995          1994
                                                    -----------   -----------   -----------

     NONREGULATED
       Revenues ..................................  $   236,851   $    95,106   $   117,550
       Cost of sales .............................      218,256        70,351        84,515
       Depreciation
          and amortization .......................        4,854         6,010         6,935
       Other operating expenses ..................       30,516        31,029        29,830
                                                    -----------   -----------   -----------
       Operating income (loss) ...................      (16,775)      (12,284)       (3,730)
       Other income ..............................       14,874        15,734        37,084
       Fixed charges .............................       23,574        25,470        27,152
                                                    -----------   -----------   -----------
       Income (loss) from continuing operations
          before income taxes ....................      (25,475)      (22,020)        6,202
       Income taxes ..............................      (14,505)      (17,295)       (6,302)
                                                    -----------   -----------   -----------
       Income (loss) from continuing operations ..  $   (10,970)  $    (4,725)  $    12,504
                                                    ===========   ===========   ===========

       Capital expenditures ......................  $    55,788   $    12,881   $     9,095

     ASSET INFORMATION
       Identifiable assets:
         Electric (a) ............................  $ 2,954,324   $ 2,947,832   $ 2,915,749
         Gas (a) .................................      692,993       699,539       683,704
         Used in overall utility
            operations ...........................      114,545        30,084        46,143
         Nonregulated ............................      601,065       615,342       557,052
         Investment in discontinued operations ...      196,356       177,300       186,246
                                                    -----------   -----------   -----------
           Total assets ..........................  $ 4,559,283   $ 4,470,097   $ 4,388,894
                                                    ===========   ===========   ===========

(a) Utility plant less accumulated provision for depreciation, receivables, inventories, nuclear decommissioning trust fund and regulatory assets.

(13)  FAIR VALUE OF FINANCIAL INSTRUMENTS:

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments. Tariffs for the Company's utility services are established based on historical cost ratemaking. Therefore, the impact of any realized gains or losses related to financial instruments applicable to the Company's utility operations is dependent on the treatment authorized under future ratemaking proceedings.

     Cash and cash equivalents - The carrying amount approximates fair value due to the short maturity of these instruments.

     Quad Cities nuclear decommissioning trust fund - Fair value is based on quoted market prices of the investments held by the fund.

     Marketable securities - Fair value is based on quoted market prices.

     Debt securities - Fair value is based on the discounted value of the future cash flows expected to be received from such investments.

     Equity investments carried at cost - Fair value is based on an estimate of the Company's share of partnership equity, offers from unrelated third parties or the discounted value of the future cash flows expected to be received from such investments.

     Notes payable - Fair value is estimated to be the carrying amount due to the short maturity of these issues.

     Preferred shares - Fair value of preferred shares with mandatory redemption provisions is estimated based on the quoted market prices for similar issues.

     Long-term debt - Fair value of long-term debt is estimated based on the quoted market prices for the same or similar issues or on the current rates offered to the Company for debt of the same remaining maturities. The following table presents the carrying amount and estimated fair value of certain financial instruments as of December 31 (in thousands):

                                                                 1996                    1995
                                                        ----------------------  ----------------------
                                                         Carrying      Fair      Carrying      Fair
                                                           Amount      Value      Amount       Value
                                                        ----------  ----------  ----------  ----------
     Financial Instruments Owned by the Company:
       Equity investments carried at cost ............  $   95,339  $  273,311  $   58,972  $   61,316

     Financial Instruments Issued by the Company:
       MidAmerican preferred securities; subject
          to mandatory redemption ....................  $   50,000  $   52,920  $   50,000  $   52,800
       MidAmerican-obligated preferred securities;
          subject to mandatory redemption ............  $  100,000  $  100,490  $     --    $     --
       Long-term debt, including current portion .....  $1,474,701  $1,522,500  $1,468,617  $1,528,504

     Included in Equity Investments Carried at Cost is the Company's investment in Class A and Class B Common Stock of McLeod, Inc. (McLeod). The Class B Common Stock is convertible into Class A Common Stock. On June 14, 1996, McLeod made an initial public offering (the IPO) of its Class A Common Stock. As part of an investor agreement, the Company is prohibited from selling or otherwise disposing of any of the common stock of McLeod for a period of two years from the date of the IPO. The Company's investment in McLeod is considered restricted stock and, as such, is recorded at cost. At December 31, 1996, the carrying amount and fair value of this investment were $46.3 million and $218.3 million, respectively.

     The amortized cost, gross unrealized gain and losses and estimated fair value of investments in debt and equity securities at December 31 are as follows (in thousands): 1996


                                                             1996
                                       Amortized   Unrealized   Unrealized      Fair
                                          Cost        Gains       Losses        Value
                                        --------    --------     ---------    --------
     Available-for-sale:
       Equity securities ...........    $208,226    $  4,883     $ (8,325)    $204,784
       Municipal bonds .............      41,800       3,041         (356)      44,485
       U.S. Government securities ..      26,814         137         (157)      26,794
       Cash equivalents ............      11,152        --           --         11,152
                                        --------    --------     --------     --------
                                        $287,992    $  8,061     $ (8,838)    $287,215
                                        ========    ========     ========     ========
     Held-to-maturity:
       Equity securities ...........    $  6,435    $   --       $   (196)    $  6,239
       Debt securities .............      15,445         252         --         15,697
                                        --------    --------     --------     --------
                                        $ 21,880    $    252     $   (196)    $ 21,936
                                        ========    ========     ========     ========



                                                            1995
                                        Amortized  Unrealized   Unrealized      Fair
                                          Cost       Gains        Losses        Value
                                        --------    --------     --------     --------
     Available-for-sale:
       Equity securities ...........    $254,066    $  7,132     $ (9,278)    $251,920
       Municipal Bonds .............      38,098       3,228         (210)      41,116
       U. S. Government securities .      18,402         355         --         18,757
       Cash equivalents ............      13,000        --           --         13,000
                                        --------    --------     --------     --------
                                        $323,566    $ 10,715     $ (9,488)    $324,793
     Held-to-maturity:
       Equity securities ...........    $ 11,389    $   --       $   (786)    $ 10,603
       Debt securities .............      19,440          31         (921)      18,550
                                        --------    --------     --------     --------
                                        $ 30,829    $     31     $ (1,707)    $ 29,153
                                        ========    ========     ========     ========

     At December 31, 1996, the debt securities held by the Company had the following maturities (in thousands):


                                        Available for Sale       Held to Maturity
                                        --------------------    --------------------
                                        Amortized     Fair      Amortized     Fair
                                          Cost        Value       Cost        Value
                                        --------    --------    --------    --------
     Within 1 year .................    $  1,361    $  1,313    $     72    $     76
     1 through 5 years .............      23,847      23,765      10,262      10,420
     5 through 10 years ............      28,564      30,100       2,812       2,828
     Over 10 years .................      14,842      16,101       2,299       2,373

     During 1996, the Company sold a portion of its held-to-maturity securities due to a significant deterioration in the issuer's credit worthiness. Such securities had a carrying value of $4.8 million and proceeds from the sale were $4.3 million.

     During 1995, the Company reevaluated the classification of its classified as held-to-maturity and available-for-sale securities in accordance with the Financial Accounting Standards Board's Guide to Implementation of Statement 115 on

Accounting for Certain Investments in Debt and Equity Securities. As a result, certain securities, with a total amortized cost of $33.1 million and a market value of $33.8 million, were transferred from securities classified as held-to-maturity to available-for-sale securities.

     The proceeds and the gross realized gains and losses on the disposition of investments held by the Company for the years ended December 31, are as follows (in thousands):

                                        1996          1995         1994
                                     ---------     ---------     --------

     Proceeds from sales ........    $ 250,772     $ 106,910     $ 135,769
     Gross realized gains .......        9,920         3,923        10,338
     Gross realized losses ......       (7,950)       (3,082)       (5,234)


(14)  INCOME TAX EXPENSE:

      Income tax expense from continuing operations includes the following for the years ended December 31 (in thousands):


                                          1996         1995         1994
                                       ---------     --------     --------
     Current
        Federal ...................    $  80,165     $ 54,430     $ 20,874
        State .....................       22,100       13,330        5,500
                                       ---------     --------     --------
                                         102,265       67,760       26,374
     Deferred
        Federal ...................        2,627        5,750       35,242
        State .....................         (264)       1,470        5,796
                                       ---------     --------     --------
                                           2,363        7,220       41,038
     Investment tax credit, net ...       (6,206)      (8,177)      (6,955)
                                       ---------     --------     --------
        Total .....................    $  98,422     $ 66,803     $ 60,457
                                       =========     ========     ========


     Included in Deferred Income Taxes in the Consolidated Balance Sheets as of December 31 are deferred tax assets and deferred tax liabilities as follows (in thousands):

                                                          1996       1995
                                                        --------   --------
     Deferred tax assets
        Related to:
            Investment tax credits ..................   $ 61,349   $ 63,374
            Unrealized losses .......................     12,034      7,548
            Pensions ................................     17,648     17,938
            AMT credit carry forward ................     10,188     18,738
            Nuclear reserves and decommissioning ....      8,233      8,367
            Other ...................................      5,839      7,186
                                                        --------   --------
               Total ................................   $115,291   $123,151
                                                        ========   ========




                                                         1996        1995
                                                       --------    --------
     Deferred tax liabilities
       Related to:
          Depreciable property ....................    $575,495    $546,827
          Income taxes recoverable
             through future rates .................     201,998     207,631
          Energy efficiency .......................      44,734      28,616
          Reacquired debt .........................      14,265      17,595
          FERC Order 636 ..........................       9,023      16,073
          Other ...................................      22,112      30,996
                                                       --------    --------
            Total .................................    $867,627    $847,738
                                                       ========    ========

     The following table is a reconciliation between the effective income tax rate, before preferred stock dividends of subsidiary, indicated by the Consolidated Statements of Income and the statutory federal income tax rate for the years ended December 31:

                                                      1996     1995      1994
                                                      ----     ----      ----
     Effective federal and state
       income tax rate ...........................     39%      34%       31%
     Amortization of investment tax credit .......      2        4         4
     Resolution of prior year tax issue ..........     --       --         2
     State income tax, net of federal income
       tax benefit ...............................     (6)      (5)       (4)
     Dividends received deduction ................      2        2         2
     Other .......................................     (2)      --        --
                                                       ---      ---       ---
     Statutory federal income tax rate ...........     35%      35%       35%
                                                       ===      ===       ===

(15)  INVENTORIES:

     Inventories include the following amounts as of December 31 (in thousands):

                                                      1996        1995
                                                     -------     -------

     Materials and supplies, at average cost ...     $32,222     $27,442
     Coal stocks, at average cost ..............      32,293      32,163
     Gas in storage, at LIFO cost ..............      23,915      21,883
     Fuel oil, at average cost .................       1,264       1,523
     Other .....................................       1,170       2,224
                                                     -------     -------
       Total ...................................     $90,864     $85,235
                                                     =======     =======

     At December 31, 1996 prices, the current cost of gas in storage was $61.3 million.

(16)  OTHER INFORMATION:

     The Company  completed a  merger-related  restructuring  plan during  1995.
Other operating expenses in the Consolidated Statements of Income for 1995 includes $33.4 million related to the restructuring plan.

     Non-Operating - Other, Net, as shown on the Consolidated Statements of Income includes the following for the years ended December 31 (in thousands):


                                                        1996        1995       1994
                                                      --------    --------    -------

     Other-than-temporary declines in value
       of investments and other assets ...........    $(15,566)   $(17,971)   $(1,791)
     IES merger costs ............................      (8,689)       --         --
     Special purpose fund income .................       3,301       1,863      1,845
     Energy efficiency carrying charges ..........       3,255       3,092      1,681
     Gain on sale of cushion gas .................       3,182        --         --
     Incentive gas purchase plan award ...........       2,677        --         --
     Agency gas sales, net .......................       1,840         228         (2)
     Gain on reacquisition of long-term debt .....       1,105        --         --
     Gain on sale of assets, net .................         974       8,570      4,468
     MidAmerican merger costs ....................        --        (4,624)    (4,510)
     Allowance for equity funds used
       during construction .......................        --           481        452
     Income (loss) from equity method investments.       2,510        (312)     2,712
     Other .......................................       1,391      (1,794)      (539)
                                                      --------    --------    -------
       Total .....................................    $ (4,020)   $(10,467)   $ 4,316
                                                      ========    ========    =======

(17) MIDAMERICAN-OBLIGATED MANDATORILY REDEEMABLE PREFERRED SECURITIES OF MIDAMERICAN ENERGY FINANCING I:

     In December 1996, MidAmerican Energy Financing I (the Trust), a wholly-owned statutory business trust of MidAmerican, issued 4,000,000 shares of 7.98% Series MidAmerican-obligated mandatorily redeemable preferred securities (the Preferred Securities). The sole assets of the Trust are $103.1 million of MidAmerican 7.98% Series A Debentures due 2045 (the Debentures). There is a full and unconditional guarantee by MidAmerican of the Trust's obligations under the Preferred Securities. MidAmerican has the right to defer payments of interest on the Debentures by extending the interest payment period for up to 20 consecutive quarters. If interest payments on the Debentures are deferred, distributions on the Preferred Securities will also be deferred. During any deferral, distributions will continue to accrue with interest thereon and MidAmerican may not declare or pay any dividend or other distribution on, or redeem or purchase, any of its capital stock.

     The Debentures may be redeemed by MidAmerican on or after December 18, 2001, or at an earlier time if there is more than an insubstantial risk that interest paid on the Debentures will not be deductible for federal income tax purposes. If the Debentures, or a portion thereof, are redeemed, the Trust must redeem a like amount of the Preferred Securities. If a termination of the Trust occurs, the Trust will distribute to the holders of the Preferred Securities a like amount of the Debentures unless such a distribution is determined not to be practicable. If such determination is made, the holders of the Preferred Securities will be entitled to receive, out of the assets of the trust after satisfaction of its liabilities, a liquidation amount of $25 for each Preferred Security held plus accrued and unpaid distributions.

(18)  UNAUDITED QUARTERLY OPERATING RESULTS:


     1996                                             1st Quarter  2nd Quarter  3rd Quarter   4th Quarter
                                                      -----------  -----------  -----------   -----------
                                                           (In thousands, except per share amounts)

     Operating revenues ..........................     $507,596     $391,466     $434,678      $538,872
     Operating income ............................      100,141       65,004       97,919        80,574
     Income from continuing operations ...........       48,405       25,099       40,548        29,709
     Income (loss) from discontinued operations ..        2,642        3,896      (17,992)       (1,261)
     Earnings on common stock ....................       51,047       28,995       22,556        28,448

     Earnings per average common share:
     Income from continuing operations ...........     $   0.48     $   0.25     $   0.40      $   0.29
     Income (loss) from discontinued operations ..         0.03         0.04        (0.18)        (0.01)
                                                       --------     --------     --------      --------

     Earnings per average common share ...........     $   0.51     $   0.29     $   0.22      $   0.28
                                                       ========     ========     ========      ========


1995                                                  1st Quarter  2nd Quarter  3rd Quarter   4th Quarter
                                                      -----------  -----------  -----------   -----------
                                                           (In thousands, except per share amounts)

     Operating revenues ..........................     $447,985     $356,990     $420,002      $424,364
     Operating income ............................       77,069       53,925       98,225        63,135
     Income from continuing operations ...........       34,947       23,634       35,458        25,666
     Income from discontinued operations .........          349        1,274          322         1,114
     Earnings on common stock ....................       35,296       24,908       35,780        26,780

     Earnings per average common share:
     Income from continuing operations ...........     $   0.35     $   0.24     $   0.35      $   0.26
     Income from discontinued operations .........         --           0.01         0.01          0.01
                                                       --------     --------     --------      --------

     Earnings per average common share ...........     $   0.35     $   0.25     $   0.36      $   0.27
                                                       ========     ========     ========      ========

     The quarterly data reflect seasonal variations common in the utility industry.

REPORT OF MANAGEMENT

     Management is responsible for the preparation of the accompanying financial statements which have been prepared in conformity with generally accepted accounting principles. In the opinion of management, the financial position, results of operation and cash flows of the Company are reflected fairly in the statements. The statements have been audited by the Company's independent public accountants, Arthur Andersen LLP.

     The Company maintains a system of internal controls which is designed to provide reasonable assurance, on a cost effective basis, that transactions are executed in accordance with management's authorization, the financial statements are reliable and the Company's assets are properly accounted for and safeguarded. The Company's internal auditors continually evaluate and test the system of internal controls and actions are taken when opportunities for improvement are identified. Management believes that the system of internal controls is effective.

     The Audit Committee of the Board of Directors, the members of which are directors who are not employees of the Company, meets regularly with management, the internal auditors and Arthur Andersen LLP to discuss accounting, auditing, internal control and financial reporting matters. The Company's independent public accountants are appointed annually by the Board of Directors on recommendation of the Audit Committee. The internal auditors and Arthur Andersen LLP each have full access to the Audit Committee, without management representatives present.




Stanley J. Bright
President and Chief Executive Officer




Philip G. Lindner
Senior Vice President and
Chief Financial Officer

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders and Board of Directors of MidAmerican Energy Holdings Company and Subsidiaries:

     We have audited the accompanying consolidated balance sheets and consolidated statements of capitalization of MidAmerican Energy Holdings Company (an Iowa corporation) and subsidiaries, as of December 31, 1996 and 1995, and the related consolidated statements of income, retained earnings and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of MidAmerican Energy Holdings Company and subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.



                                                      Arthur Andersen LLP

Chicago, Illinois
January 24, 1997

                           MIDAMERICAN ENERGY COMPANY
                        CONSOLIDATED STATEMENTS OF INCOME
                                 (IN THOUSANDS)

                                                                          YEARS ENDED DECEMBER 31
                                                                    1996           1995            1994
                                                                 ----------     ----------      ----------
OPERATING REVENUES
Electric utility..............................................   $1,099,008     $1,094,647      $1,021,660
Gas utility...................................................      536,753        459,588         492,015
                                                                 ----------     ----------      ----------
                                                                  1,635,761      1,554,235       1,513,675
                                                                 ----------     ----------      ----------
OPERATING EXPENSES
Cost of fuel, energy and capacity.............................      234,317        230,261         213,987
Cost of gas sold..............................................      345,014        279,025         326,782
Other operating expenses......................................      350,174        399,648         354,190
Maintenance...................................................       88,621         85,363         101,275
Depreciation and amortization.................................      164,592        158,950         154,229
Property and other taxes......................................       92,630         96,350          94,990
Income taxes..................................................      111,206         85,400          69,731
                                                                 ----------     ----------      ----------
                                                                  1,386,554      1,334,997       1,315,184
                                                                 ----------     ----------      ----------

OPERATING INCOME..............................................      249,207        219,238         198,491
                                                                 ----------     ----------      ----------

NON-OPERATING INCOME
Interest and dividend income..................................        1,598          1,354           1,672
Non-operating income taxes....................................       (1,721)         1,302           2,972
Other, net....................................................        2,400         (5,428)         (5,384)
                                                                 ----------     ----------      ----------
                                                                      2,277         (2,772)           (740)
                                                                 ----------     ----------      ----------
FIXED CHARGES
Interest on long-term debt....................................       79,434         80,133          73,922
Other interest expense........................................       10,842          9,396           6,639
Preferred dividends of subsidiary trust.......................          288           --              --
Allowance for borrowed funds..................................       (4,212)        (5,552)         (3,955)
                                                                 ----------     ----------      ----------
                                                                     86,352         83,977          76,606
                                                                 ----------     ----------      ----------

INCOME FROM CONTINUING OPERATIONS.............................      165,132        132,489         121,145

INCOME (LOSS) FROM DISCONTINUED OPERATIONS....................      (10,161)        (1,666)          9,595
                                                                 ----------     ----------      ----------
NET INCOME....................................................      154,971        130,823         130,740
PREFERRED DIVIDENDS...........................................       10,401          8,059          10,551
                                                                 ----------     ----------      ----------

EARNINGS ON COMMON STOCK......................................   $  144,570     $  122,764      $  120,189
                                                                 ==========     ==========      ==========



The accompanying notes are an integral part of these statements.

                           MIDAMERICAN ENERGY COMPANY
                           CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)
                                                                                  AS OF DECEMBER 31
                                                                             1996                  1995
                                                                          ----------            ----------
ASSETS
UTILITY PLANT
Electric..........................................................        $4,013,851            $3,884,702
Gas...............................................................           723,491               695,741
                                                                          ----------            ----------
                                                                           4,737,342             4,580,443
Less accumulated depreciation and amortization....................         2,154,505             2,027,994
                                                                          ----------            ----------
                                                                           2,582,837             2,552,449
Construction work in progress.....................................            49,305               104,164
                                                                          ----------            ----------
                                                                           2,632,142             2,656,613
                                                                          ----------            ----------

POWER PURCHASE CONTRACT...........................................           190,897               212,148
                                                                          ----------            ----------

INVESTMENT IN DISCONTINUED OPERATIONS.............................              --                 288,147
                                                                          ----------            ----------

CURRENT ASSETS
Cash and cash equivalents.........................................            84,215                 8,701
Receivables, less reserves of $1,845 and $2,214, respectively.....           253,944               198,930
Inventories.......................................................            90,864                83,553
Other.............................................................             7,776                16,894
                                                                          ----------            ----------
                                                                             436,799               308,078
                                                                          ----------            ----------

INVESTMENTS.......................................................           118,344                99,326
                                                                          ----------            ----------

OTHER ASSETS......................................................           396,471               411,889
                                                                          ----------            ----------

TOTAL ASSETS......................................................        $3,774,653            $3,976,201
                                                                          ==========            ==========

CAPITALIZATION AND LIABILITIES
CAPITALIZATION
Common shareholders' equity.......................................        $  986,825            $1,225,715
MidAmerican preferred securities, not subject to mandatory
    redemption....................................................            31,769                89,945
Preferred securities, subject to mandatory redemption:
   MidAmerican preferred securities...............................            50,000                50,000
   MidAmerican-obligated preferred securities of subsidiary trust
       holding solely MidAmerican junior subordinated debentures..           100,000                  --
Long-term debt (excluding current portion)........................         1,086,955             1,109,298
                                                                          ----------            ----------
                                                                           2,255,549             2,474,958
                                                                          ----------            ----------

CURRENT LIABILITIES
Notes Payable.....................................................           161,700               184,800
Current portion of long-term debt.................................            49,560                 1,227
Current portion of power purchase contract........................            13,718                13,029
Accounts payable..................................................           122,974               116,431
Taxes accrued.....................................................            82,338                78,993
Interest accrued..................................................            24,245                23,642
Other.............................................................            24,452                40,107
                                                                          ----------            ----------
                                                                             478,987               458,229
                                                                          ----------            ----------

OTHER LIABILITIES
Power purchase contract...........................................            97,504               112,700
Deferred income taxes.............................................           616,567               617,168
Investment tax credit.............................................            88,842                95,041
Other.............................................................           237,204               218,105
                                                                          ----------            ----------
                                                                           1,040,117             1,043,014
                                                                          ----------            ----------
TOTAL CAPITALIZATION AND LIABILITIES                                      $3,774,653            $3,976,201
                                                                          ==========            ==========

The accompanying notes are an integral part of these statements.

                           MIDAMERICAN ENERGY COMPANY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                          YEARS ENDED DECEMBER 31
                                                                    1996            1995           1994
                                                                  ---------       ---------      ---------

NET CASH FLOWS FROM OPERATING ACTIVITIES
Net Income.....................................................   $ 154,971       $ 130,823      $ 130,740
Adjustments to reconcile net income to net cash provided:
   Depreciation, depletion and amortization....................     185,657         175,969        173,164
   Net increase (decrease) in deferred income taxes and
     investment tax credit, net................................      (3,111)          6,835         34,090
   Amortization of other assets................................      20,541          19,630          6,595
   Loss (income) from discontinued operations..................      10,161           1,666         (9,595)
   (Gain) Loss on sale of assets and long term investments.....      (6,104)           --             --
   Other-than-temporary decline in value of investments........        --              --            2,872
   Impact of changes in working capital........................     (58,371)         (5,595)        (9,220)
   Other.......................................................      23,689           3,856          5,489
                                                                  ---------       ---------      ---------
     Net cash provided.........................................     327,433         333,184        334,135
                                                                  ---------       ---------      ---------

NET CASH FLOWS FROM INVESTING ACTIVITIES
Utility construction expenditures..............................    (154,198)       (192,625)      (211,669)
Quad-Cities Nuclear Power Station decommissioning trust fund...      (8,607)         (8,636)        (9,144)
Deferred energy efficiency expenditures........................     (20,390)        (35,841)       (28,174)
Nonregulated capital expenditures..............................      (2,970)           --           (1,578)
Proceeds from sale of assets and other investments.............      11,620            --             --
Investment in discontinued operations..........................      10,100         (47,968)        11,126
Other investing activities, net................................         734             203         (1,284)
                                                                  ---------       ---------      ---------
   Net cash used...............................................    (163,711)       (284,867)      (240,723)
                                                                  ---------       ---------      ---------

NET CASH FLOWS FROM FINANCING ACTIVITIES
Dividends paid.................................................    (131,171)       (126,887)      (125,475)
Issuance of long-term debt, net of issuance cost...............      99,500          14,604        152,792
Retirement of long-term debt, including reacquisition cost.....     (72,111)        (14,277)       (95,639)
Reacquisition of preferred shares..............................     (58,176)            (10)       (19,916)
Issuance of preferred securities, net of issuance cost.........      96,850            --             --
Issuance of common shares......................................        --            15,083         27,760
Net increase (decrease) in notes payable.......................     (23,100)         60,300        (36,300)
                                                                  ---------       ---------      ---------
   Net cash used...............................................     (88,208)        (51,187)       (96,778)
                                                                  ---------       ---------      ---------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS...........      75,514          (2,870)        (3,366)
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR.................       8,701          11,571         14,937
                                                                  ---------       ---------      ---------
CASH AND CASH EQUIVALENTS AT END OF YEAR.......................   $  84,215       $   8,701      $  11,571
                                                                  =========       =========      ==========

ADDITIONAL CASH FLOW INFORMATION:
Interest paid, net of amounts capitalized......................   $  80,881       $ 89,055       $  72,835
                                                                  =========       ========       =========
Income taxes paid..............................................   $ 103,627       $ 90,102       $  85,316
                                                                  =========       ========       =========

The accompanying notes are an integral part of these statements.

                           MIDAMERICAN ENERGY COMPANY
                    CONSOLIDATED STATEMENTS OF CAPITALIZATION

                                                                                     AS OF DECEMBER 31
                                                                          ----------------------------------------
                                                                                 1996                1995
                                                                          ------------------   -------------------
                                                                          (In thousands, except share amounts)
COMMON SHAREHOLDERS'EQUITY
Common shares, no par; 350,000,000 shares authorized;
    100,751,713 and 100,751,713 shares outstanding, respectively.......   $   563,579          $  801,227
Retained earnings......................................................       423,246             430,589
Valuation allowance, net of income taxes...............................          --                (6,101)
                                                                          -----------          ----------
                                                                              986,825  43.8%    1,225,715    49.5%
                                                                          ----------- ------   ----------   ------
PREFERRED SECURITIES (100,000,000 SHARES AUTHORIZED)
Cumulative shares outstanding not subject to mandatory redemption:
    $3.30 Series, 49,523 shares........................................         4,952               4,952
    $3.75 Series, 38,320 shares........................................         3,832               3,832
    $3.90 Series, 32,630 shares .......................................         3,263               3,263
    $4.20 Series, 47,369 shares........................................         4,737               4,737
    $4.35 Series, 49,950 shares........................................         4,995               4,995
    $4.40 Series, 50,000 shares........................................         5,000               5,000
    $4.80 Series, 49,898 shares........................................         4,990               4,990
    $1.7375 Series, 0 and 2,400,000 shares, respectively...............          --                58,176
                                                                          -----------          -----------
                                                                               31,769    1.4%      89,945     3.7%
                                                                          ----------- -------  -----------  ------
Cumulative shares outstanding; subject to mandatory redemption:
    $5.25 Series, 100,000 shares.......................................        10,000              10,000
    $7.80 Series, 400,000 shares.......................................        40,000              40,000
                                                                          -----------          ----------
                                                                               50,000     2.2%     50,000     2.0%
                                                                          ----------- -------  -----------  ------
MIDAMERICAN-OBLIGATED PREFERRED SECURITIES
MidAmerican-obligated mandatorily redeemable cumulative
     preferred securities of subsidiary trust holding solely
     MidAmerican junior subordinated debentures:
     7.98% series, 4,000,000 and none shares, respectively............        100,000    4.4%        --       0.0%
                                                                          ----------- -------  -----------  ------

LONG-TERM DEBT
Mortgage bonds:
    5.875% Series, due 1997...........................................           --                22,000
    Adjustable Rate Series (8.8%), due 1997...........................           --                25,000
    5.05% Series, due 1998............................................         49,100              50,000
    6.25% Series, due 1998............................................         75,000              75,000
    7.875% Series, due 1999...........................................         60,000              60,000
    6% Series, due 2000...............................................         35,000              35,000
    6.75% Series, due 2000............................................         75,000              75,000
    8.15% Series, due 2001............................................           --                40,000
    7.125% Series, due 2003...........................................        100,000             100,000
    7.70% Series, due 2004............................................         60,000              60,000
    7% Series, due 2005...............................................        100,000             100,000
    7.375% Series, due 2008...........................................         75,000              75,000
    8% Series, due 2022...............................................         50,000              50,000
    7.45% Series, due 2023............................................         26,500              30,000
    8.125% Series, due 2023...........................................        100,000             100,000
    6.95% Series, due 2025............................................         21,500              50,000
Pollution control revenue obligations:
    5.15% to 5.75% Series, due periodically through 2003..............          8,424              10,984
    5.95% Series, due 2023 (secured by general mortgage bonds)........         29,030              29,030


The accompanying notes are an integral part of these statements.



                           MIDAMERICAN ENERGY COMPANY
                    CONSOLIDATED STATEMENTS OF CAPITALIZATION

                                                                                      AS OF DECEMBER 31
                                                                           ---------------------------------------
                                                                                  1996                1995
                                                                           ------------------   ------------------
                                                                                        (In thousands)

LONG-TERM DEBT (CONTINUED)
   Variable Rate Series:
      Due 2016 and 2017 (3.5% and 5.0%, respectively).............         $   37,600           $   37,600
      Due 2023 (secured by general mortgage bonds,
         3.5% and 5.05%, respectively)............................             28,295               28,295
      Due 2023 (3.5% and 5.1%, respectively)......................              6,850                6,850
      Due 2024 (3.6% and 5.25%, respectively).....................             34,900               34,900
      Due 2025 (3.5% and 5.1%, respectively)......................             12,750               12,750

Notes:
   8.75% Series, due 2002.........................................                240                  240
   6.5% Series, due 2001..........................................            100,000                 --
   6.4% Series, due 2003 through 2007.............................              2,000                2,000
   Obligation under capital lease.................................              3,775                3,775
   Unamortized debt premium and discount, net.....................             (4,009)              (4,126)
                                                                           ----------           ----------
Total ............................................................          1,086,955   48.2%    1,109,298   44.8%
                                                                           ----------  ------   ----------  ------

TOTAL CAPITALIZATION .............................................         $2,255,549  100.0%   $2,474,958  100.0%
                                                                           ==========  ======   ==========  ======



                           MIDAMERICAN ENERGY COMPANY
                  CONSOLIDATED STATEMENTS OF RETAINED EARNINGS

                                                                                  YEARS ENDED DECEMBER 31
                                                                          --------------------------------------
                                                                             1996           1995          1994
                                                                          ---------      ---------     ---------
                                                                          (In thousands, except per share amounts)

BEGINNING OF YEAR.................................................        $ 430,589      $ 426,683     $ 421,358
                                                                          ---------      ---------     ---------

NET INCOME........................................................          154,971        130,823       130,740
                                                                          ---------      ---------     ---------

DEDUCT (ADD):
(Gain) loss on reacquisition of preferred shares..................            1,572             (5)          312
Dividends declared on preferred shares............................            8,829          8,064        10,141
Dividends declared on common shares of $1.20, $1.18 and
  $1.17 per share, respectively...................................          120,770        118,828       114,924
Dividend of Investment in Subsidiaries............................           31,143           --            --
Other.............................................................             --               30            38
                                                                          ---------      ---------     ---------
                                                                            162,314        126,917       125,415
                                                                          ---------      ---------     ---------

END OF YEAR.......................................................        $ 423,246      $ 430,589     $ 426,683
                                                                          =========      =========     ==========


The accompanying notes are an integral part of these statements.

                           MIDAMERICAN ENERGY COMPANY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     (A)  MERGER AND FORMATION OF HOLDING COMPANY:

     MidAmerican Energy Company (MidAmerican or Company) was formed on July 1, 1995, as a result of the merger of Iowa-Illinois Gas and Electric Company (Iowa-Illinois), Midwest Resources Inc. (Resources) and its utility subsidiary, Midwest Power Systems Inc. (Midwest Power). Each outstanding share of preferred and preference stock of the predecessor companies was converted into one share of a similarly designated series of MidAmerican preferred stock, no par value. Each outstanding share of common stock of Resources and Iowa-Illinois was converted into one share and 1.47 shares, respectively, of MidAmerican common stock, no par value. The merger was accounted for as a pooling-of-interests and the financial statements included herein are presented as if the companies were merged as of the earliest period shown.

     On April 24, 1996, MidAmerican shareholders approved a proposal to form a holding company, MidAmerican Energy Holdings Company (Holdings) for MidAmerican and its subsidiaries, MidAmerican Capital Company (MidAmerican Capital) and Midwest Capital Group, Inc. (Midwest Capital). Effective December 1, 1996, each share of MidAmerican common stock was exchanged for one share of Holdings common stock. As part of the transaction, MidAmerican distributed the capital stock of MidAmerican Capital and Midwest Capital to Holdings. See Note (9) for additional information regarding the formation of the holding company.

     (B)  CONSOLIDATION POLICY AND PREPARATION OF FINANCIAL STATEMENTS:

     The accompanying Consolidated Financial Statements include the Company and its wholly owned subsidiaries. All significant intercompany transactions have been eliminated.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

     (C)  REGULATION:

     Refer to Note 1(c) of Holdings' Notes to Consolidated Financial Statements for information regarding the effects of regulation on the MidAmerican's accounting policy.

     (D)  REVENUE RECOGNITION:

     Refer to Note 1(d) of Holdings' Notes to Consolidated Financial Statements for information regarding MidAmerican's revenue recognition accounting policy.

     (E)  DEPRECIATION AND AMORTIZATION:

     Refer to Note 1(e) of Holdings' Notes to Consolidated Financial Statements for information regarding MidAmerican's depreciation and amortization accounting policy.

     (F)  INVESTMENTS:

     Investments include the following amounts as of December 31 (in thousands):

                                                     1996               1995
                                                   --------           -------
         Investments:
         Nuclear decommissioning trust fund..      $ 76,304          $ 64,781
         Corporate owned life insurance......        27,395            22,743
         Other...............................        14,645            11,802
                                                   --------         ---------
             Total...........................      $118,344          $ 99,326
                                                   ========          ========

     Investments held by the nuclear decommissioning trust fund for the Quad Cities units are classified as available-for-sale and are reported at fair value with net unrealized gains and losses reported as adjustments to the accumulated provision for nuclear decommissioning.

     (G)  CONSOLIDATED STATEMENTS OF CASH FLOWS:

     The Company considers all cash and highly liquid debt instruments purchased with a remaining maturity of three months or less to be cash and cash equivalents for purposes of the Consolidated Statements of Cash Flows.

     Net cash provided (used) from changes in working capital, net of effects from discontinued operations and exchange of assets was as follows (in thousands):

                                         1996         1995         1994
                                       --------     --------     --------

         Receivables.................. $(55,014)    $(19,044)    $ 19,111
         Inventories..................   (7,311)       5,777        9,957
         Other current assets ........    9,118       (4,358)       5,536
         Accounts payable.............    6,543       21,475      (19,452)
         Taxes accrued................    3,345       (8,586)     (20,547)
         Interest accrued.............      603         (289)         217
         Other current liabilities....  (15,655)        (570)      (4,042)
                                       --------     --------     --------
            Total..................... $(58,371)    $ (5,595)    $ (9,220)
                                       ========     ========     ========

     MidAmerican distributed the capital stock of MidAmerican Capital and Midwest Capital to Holdings. See Note (9) for additional information.

     (H)  ACCOUNTING FOR LONG-TERM POWER PURCHASE CONTRACT:

     Refer to Note 1(h) of Holdings' Notes to Consolidated Financial Statements for information regarding MidAmerican's accounting for the Cooper Nuclear Station (Cooper) long-term power purchase contract.

     (I)  STATEMENT OF FINANCIAL ACCOUNTING STANDARDS NO. 121:

     Refer to Note 1(I) of Holdings' Notes to Consolidated Financial Statements for information regarding the adoption of Statement of Financial Accounting Standards No. 121.

(2)  LONG-TERM DEBT:

     The Company's sinking fund requirements and maturities of long-term debt for 1997 through 2001 are $50 million, $126 million, $61 million, $111 million and $101 million, respectively.

     The interest rate on the Company's Adjustable Rate Series Mortgage Bonds is reset every two years at 160 basis points over the average yield to maturity of 10-year Treasury securities. The rate was reset in 1995.

     The Company's Variable Rate Pollution Control Revenue Obligations bear interest at rates that are periodically established through remarketing of the bonds in the short-term tax-exempt market. The Company, at its option, may change the mode of interest calculation for these bonds by selecting from among several alternative floating or fixed rate modes. The interest rates shown in the Consolidated Statements of Capitalization are the weighted average interest rates as of December 31, 1996 and 1995. The Company maintains dedicated revolving credit facility agreements or renewable lines of credit to provide liquidity for holders of these issues.

     Substantially all the former Iowa-Illinois utility property and franchises, and substantially all of the former Midwest Power electric utility property in Iowa, or approximately 82% of gross utility property, is pledged to secure mortgage bonds.

(3)  JOINTLY OWNED UTILITY PLANT:

     Refer to Note 3 of Holdings' Notes to Consolidated Financial Statements for information regarding MidAmerican's jointly owned utility plant.

(4)  COMMITMENTS AND CONTINGENCIES:

     (A)  CAPITAL EXPENDITURES:

     Utility construction expenditures for 1997 are estimated to be $200 million, including $10 million for Quad Cities nuclear fuel and $9 million for Cooper capital improvements.

     (B)  ENVIRONMENTAL MATTERS:

     Refer to Note 4(b) of Holdings' Notes to Consolidated Financial Statements for information regarding MidAmerican's Environmental Matters.

     (C)  LONG-TERM POWER PURCHASE CONTRACT:

     Refer to Note 4(c) of Holdings' Notes to Consolidated Financial Statements for information regarding MidAmerican's commitment under the Cooper long-term power purchase contract.

     (D) DECOMMISSIONING COSTS:

     Refer to Note 4(d) of Holdings' Notes to Consolidated Financial Statements for information regarding MidAmerican's commitment for decommissioning of nuclear facilities.

     (E)  NUCLEAR INSURANCE:

     Refer to Note 4(e) of Holdings' Notes to Consolidated Financial Statements for information regarding MidAmerican's nuclear insurance coverage and the potential assessments under such coverage.

     (F)  COAL AND NATURAL GAS CONTRACT COMMITMENTS:

     Refer to Note 4(f) of Holdings' Notes to Consolidated Financial Statements for information regarding MidAmerican's commitment under various coal and natural gas supply and transportation contracts.

(5)  COMMON SHAREHOLDERS' EQUITY:

     Common shares outstanding changed during the years ended December 31 as shown in the table below (in thousands):

                                          1996                 1995                  1994
                                  ------------------   -------------------   -------------------
                                   Amount     Shares    Amount      Shares    Amount      Shares

Balance, beginning of year....... $801,227   100,752   $786,420     99,687   $759,120     97,782

Changes due to:
Issuance of common shares........     --        --       15,083      1,065     27,760      1,911
Accrued stock options............      623      --         --         --         --         --
Capital stock expense  ..........     (391)     --         (276)      --         (377)      --
Distribution of investment in
    subsidiaries to Holdings..... (237,880)     --         --         --         --         --
Other............................     --        --         --         --          (83)        (6)
                                  --------   -------   --------    -------   --------     ------
Balance, end of year............. $563,579   100,752   $801,227    100,752   $786,420     99,687
                                  ========   =======   ========    =======   ========     ======

(6)  RETIREMENT PLANS:

     MidAmerican Energy has noncontributory defined benefit pension plans covering employees of MidAmerican and its affiliates, MidAmerican Capital and Midwest Capital. No detailed segregation of the data is available by subsidiary. Employees of MidAmerican represent approximately 95% of the payroll covered under these plans. Refer to Note 6 of Holdings' Notes to Consolidated Financial Statements for detailed information regarding net periodic pension cost and a schedule reconciling the funded status of the plan with the amount recorded on the consolidated financial statements of Holdings. MidAmerican's net periodic pension costs under the plans for its continuing operations the was $7.0 million, $11.4 million and $7.7 million for 1996, 1995 and 1994, respectively.

     MidAmerican provides certain health care and life insurance benefits for retired employees of MidAmerican and its affiliates, MidAmerican Capital and Midwest Capital. No detailed segregation of the data is available by subsidiary. Employees of MidAmerican represent approximately 99% of the participants covered under these plans. Refer to Note 6 of Holdings' Notes to Consolidated Financial Statements for detailed information regarding net periodic postretirement benefit cost and a schedule reconciling the funded status of the plan with the amount recorded on the consolidated financial statements of Holdings. MidAmerican Energy's net periodic postretirement benefit costs under the plans for its continuing operations the was $18.7 million, $21.1 million and $7.2 million for 1996, 1995 and 1994, respectively.

(7)  SHORT-TERM BORROWING:

     Interim financing of working capital needs and the construction program may be obtained from the sale of commercial paper or short-term borrowing from banks. Information regarding short-term debt follows (dollars in thousands):


                                                            1996         1995         1994
                                                          --------     --------     --------

Balance at year-end   ................................... $161,700     $184,800     $124,500
Weighted average interest rate
  on year-end balance....................................     5.4%         5.7%         6.1%
Average daily amount outstanding
  during the year........................................ $151,162     $114,036     $105,728
Weighted average interest rate
    on average daily amount outstanding during the year..     5.5%         6.0%        4.4 %

     MidAmerican has authority from FERC to issue short-term debt in the form of commercial paper and bank notes aggregating $400 million. As of December 31, 1996, MidAmerican had a $250 million revolving credit facility agreement and a $10 million line of credit. MidAmerican's commercial paper borrowings are supported by the revolving credit facility and the line of credit.

(8)  RATE MATTERS:

     Refer to Note 8 of Holdings' Notes to Consolidated Financial Statements for information regarding MidAmerican's rate matters.

(9)  DISCONTINUED OPERATIONS:

     On April 24, 1996, MidAmerican shareholders approved a proposal to form Holdings as a holding company for MidAmerican and its subsidiaries. Effective December 1, 1996, each share of MidAmerican common stock was exchanged for one share of Holdings common stock. As part of the transaction, MidAmerican distributed the capital stock of MidAmerican Capital and Midwest Capital to Holdings. The subsidiaries that were distributed to Holdings have been reflected as discontinued operations.

     In the third quarter of 1996 MidAmerican received a final settlement from the sale of a coal mining subsidiary which was reflected as a discontinued operation by a predecessor company in 1982. The final settlement, which resulted in an after-tax loss of $3.3 million, includes the reacquisition of preferred equity by the buyer and the settlement of reclamation reserves. Proceeds received from the settlement were $15 million.

     Net assets of the discontinued operations are separately presented on the Consolidated Balance Sheets as Investment in Discontinued Operations. Revenues from discontinued activities, as well as the results of discontinued operations for the years ended December 31 are as follows (in thousands):

                                                 1996       1995       1994
                                               --------   --------   --------

OPERATING REVENUES..........................   $215,631   $176,743   $247,193
                                               ========   ========   ========

INCOME (LOSS) FROM OPERATIONS
   Income (loss) before income taxes........   $ 12,588   $(17,317)  $ (3,534)
   Income tax benefit (expense).............    (19,457)    15,651     13,129
                                               --------   --------   --------
   Income (loss) from Operations............   $ (6,869)  $ (1,666)  $  9,595
                                               ========   ========   ========

LOSS ON DISPOSAL
   Loss before income taxes.................   $ (5,579)  $   --     $   --
   Income tax benefit ......................      2,287       --         --
                                               --------   --------   --------
   Loss on Disposal.........................   $ (3,292)  $   --     $   --
                                               =========  ========   ========

(10)  CONCENTRATION OF CREDIT RISK:

     MidAmerican's electric utility operations serve 550,000 customers in Iowa, 84,000 customers in western Illinois and 3,000 customers in southeastern South Dakota. MidAmerican's gas utility operations serve 480,000 customers in Iowa, 65,000 customers in western Illinois, 61,000 customers in southeastern South Dakota and 4,000 customers in northeastern Nebraska. The largest communities served by MidAmerican are the Iowa and Illinois Quad-Cities; Des Moines, Sioux City, Cedar Rapids, Waterloo, Iowa City and Council Bluffs, Iowa; and Sioux Falls, South Dakota. MidAmerican's utility operations grant unsecured credit to customers, substantially all of whom are local businesses and residents. As of December 31, 1996, billed receivables from the MidAmerican's utility customers totalled $146 million.

(11)  PREFERRED SHARES:

     Refer to Note 11 of Holdings' Notes to Consolidated Financial Statements for information regarding MidAmerican's preferred shares.

(12)  SEGMENT INFORMATION:

     Information related to segments of the MidAmerican's business is as follows for the years ended December 31 (in thousands):

                                                     1996           1995           1994
                                                  -----------    -----------    -----------
UTILITY
    Electric-
        Operating revenues ....................   $ 1,099,008    $ 1,094,647    $ 1,021,660
        Cost of fuel, energy and capacity .....       234,317        230,261        213,987
        Depreciation and amortization expense .       140,939        136,324        132,886
        Other operating expenses ..............       424,594        459,344        438,811
        Income taxes ..........................        92,365         76,955         63,428
                                                  -----------    -----------    -----------
        Operating income ......................   $   206,793    $   191,763    $   172,548
                                                  ===========    ===========    ===========

    Gas-
        Operating revenues ....................   $   536,753    $   459,588    $   492,015
        Cost of gas sold ......................       345,014        279,025        326,782
        Depreciation and amortization expense .        23,653         22,626         21,343
        Other operating expenses ..............       106,831        122,017        111,644
        Income taxes ..........................        18,841          8,445          6,303
                                                  -----------    -----------    -----------
        Operating income ......................   $    42,414    $    27,475    $    25,943
                                                  ===========    ===========    ===========

    Operating income ..........................   $   249,207    $   219,238    $   198,491
    Other income (expense) ....................         3,998         (4,074)        (3,712)
    Income taxes - other (benefit) ............         1,721         (1,302)        (2,972)
    Fixed charges .............................        86,352         83,977         76,606
                                                  -----------    -----------    -----------
    Income from continuing operations .........   $   165,132    $   132,489    $   121,145
                                                  ===========    ===========    ===========

    Capital Expenditures-
        Electric ..............................   $   116,243    $   135,344    $   164,870
        Gas ...................................        37,955         57,281         46,799

ASSET INFORMATION
    Identifiable assets-
        Electric (a) ..........................   $ 2,955,881    $ 2,950,285    $ 2,917,444
        Gas (a) ...............................       692,993        699,702        684,004
        Used in overall utility operations ....       125,779         38,067         45,950
    Investment in discontinued operations .....          --          288,147        232,449
                                                  -----------    -----------    -----------
    Total assets ..............................   $ 3,774,653    $ 3,976,201    $ 3,879,847
                                                  ===========    ===========    ===========

(a) Utility plant less accumulated provision for depreciation, receivables, inventories, nuclear decommissioning trust fund and regulatory assets.

(13)  FAIR VALUE OF FINANCIAL INSTRUMENTS:

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments. Tariffs for MidAmerican's utility services are established based on historical cost ratemaking. Therefore, the impact of any realized gains or losses related to financial instruments applicable to MidAmerican's utility operations is dependent on the treatment authorized under future ratemaking proceedings.

     Cash and cash equivalents - The carrying amount approximates fair value due to the short maturity of these instruments.

     Quad-Cities nuclear decommissioning trust fund - Fair value is based on quoted market prices of the investments held by the fund.

     Notes payable - Fair value is estimated to be the carrying amount due to the short maturity of these issues.

     Preferred shares - Fair value of preferred shares with mandatory redemption provisions is estimated based on the quoted market prices for similar issues.

     Long-term debt - Fair value of long-term debt is estimated based on the quoted market prices for the same or similar issues or on the current rates available to MidAmerican for debt of the same remaining maturities. The following table presents the carrying amount and estimated fair value of certain financial instruments as of December 31 (in thousands):

                                                               1996                      1995
                                                      -----------------------   -----------------------
                                                      Carrying      Fair        Carrying        Fair
                                                       Amount       Value        Amount         Value
                                                     ----------   ----------   ----------   -----------
Financial Instruments Issued by MidAmerican:
   MidAmerican preferred securities; subject
      to mandatory redemption....................    $   50,000   $   52,920   $   50,000   $   52,800
   MidAmerican-obligated preferred securities;
      subject to mandatory redemption............    $  100,000   $  100,000   $     --     $     --
   Long-term debt, including current portion.....    $1,136,515   $1,177,792   $1,110,525   $1,158,900


     The amortized cost, gross unrealized gain and losses and estimated fair value of investments held in the Quad Cities nuclear decommissioning trust fund at December 31 are as follows (in thousands):

                                                                          1996
                                                     ---------------------------------------------
                                                     Amortized   Unrealized   Unrealized    Fair
                                                       Cost        Gains        Losses      Value
                                                     ---------   ----------   ----------  --------
         Available-for-sale:
           Municipal bonds......................     $ 41,800     $ 3,041     $  (356)    $ 44,485
           U.S. Government Securities...........       26,814         137        (157)      26,794
           Cash equivalents.....................        5,025         --         --          5,025
                                                     --------     -------     -------     --------
                                                     $ 73,639     $ 3,178     $  (513)    $ 76,304
                                                     ========     =======     =======     ========


                                                                          1995
                                                     ----------------------------------------------
                                                     Amortized   Unrealized   Unrealized     Fair
                                                       Cost        Gains        Losses       Value
                                                     ---------   ----------   ----------   --------
         Available-for-sale:
           Municipal Bonds......................     $ 38,098     $ 3,228     $  (210)    $ 41,116
           U.S. Government Securities...........        4,908        --          --          4,908
           Cash equivalents.....................       18,402         355        --         18,757
                                                     --------     -------     -------     --------
                                                     $ 61,408     $ 3,583     $  (210)    $ 64,781
                                                     ========     =======     =======     ========

     At December 31, 1996, the debt securities held in the Quad Cities nuclear decommissioning trust fund had the following maturities (in thousands):

                                          Available for Sale
                                         Amortized     Fair
                                           Cost        Value

         Within 1 year...............    $ 1,361      $ 1,313
         1 through 5 years...........     23,847       23,765
         5 through 10 years..........     28,564       30,100
         Over 10 years...............     14,842       16,101

     The proceeds and the gross realized gains and losses on the disposition of investments held in the Quad Cities nuclear decommissioning trust fund for the years ended December 31, are as follows (in thousands):

                                           1996         1995         1994
                                          ------       -------      ------

         Proceeds from sales.........     $4,106       $21,266      $2,214
         Gross realized gains........         92           165           2
         Gross realized losses.......        (17)         (448)        (85)

(14)  INCOME TAX EXPENSE:

     Income tax expense from continuing operations includes the following for the years ended December 31 (in thousands):

                                           1996          1995         1994
                                         -------       -------      -------
         Income taxes
           Current
              Federal................   $ 92,240       $60,312      $25,701
              State..................     23,798        16,950        5,870
                                         -------       -------      -------
                                         116,038        77,262       31,571
           Deferred
              Federal................      2,504        11,571       33,378
              State..................        583         1,094        7,668
                                        --------       -------      -------
                                           3,087        12,665       41,046
         Investment tax credit, net..     (6,198)       (5,829)      (5,858)
                                        --------       -------      -------
         Total income tax expense....   $112,927       $84,098      $66,759
                                        ========       =======      =======

     Included in Deferred Income Taxes in the Consolidated Balance Sheets as of December 31 are deferred tax assets and deferred tax liabilities as follows (in thousands):

                                                            1996        1995
                                                          ---------   --------
     Deferred tax assets
       Related to:
       Investment tax credits........................     $ 61,349    $ 63,374
       Pensions......................................       17,648      17,938
       Nuclear reserves and decommissioning..........        8,233       8,367
       Other.........................................        5,839       7,322
                                                          --------    --------
          Total......................................     $ 93,069    $ 97,001
                                                          ========    ========

                                                            1996        1995
                                                          --------    --------
     Deferred tax liabilities
       Related to:
       Depreciable property..........................     $422,770    $421,363
       Income taxes recoverable through future rates.      201,998     207,631
       Energy efficiency.............................       44,733      28,616
       Reacquired debt...............................       14,265      17,595
       FERC Order 636................................        9,023      16,073
       Other.........................................       16,847      22,891
                                                          --------    --------
          Total......................................     $709,636    $714,169
                                                          ========    ========

     The following table is a reconciliation between the effective income tax rate, before preferred stock dividends of subsidiary, indicated by the Consolidated Statements of Income and the statutory federal income tax rate for the years ended December 31:

                                                       1996     1995     1994
                                                       -----    ----     ----

     Effective federal and state income tax rate.....   41%      39%      36%
     Amortization of investment tax credit...........    2        3        3
     Resolution of prior year tax issue..............   --       --        2
     State income tax, net of federal income
       tax benefit...................................   (6)      (5)      (4)
     Other...........................................   (2)      (2)      (2)
                                                       ----     ----     ----
     Statutory federal income tax rate...............   35%      35%      35%
                                                       ====     ====     ====

(15)  INVENTORIES:

     Inventories include the following amounts as of December 31 (in thousands):

                                                   1996      1995
                                                  -------   -------

     Materials and supplies, at average cost..    $32,222   $26,586
     Coal stocks, at average cost.............     32,293    32,163
     Gas in storage, at LIFO cost.............     23,915    21,883
     Fuel oil, at average cost................      1,264     1,523
     Other....................................      1,170     1,398
                                                  -------   -------
     Total....................................    $90,864   $83,553
                                                  =======   =======

     At December 31, 1996 prices, the current cost of gas in storage was $61.3 million.

(16)  OTHER INFORMATION:

     The Company  completed a  merger-related  restructuring  plan during  1995.
Other operating expenses in the Consolidated Statements of Income for 1995 includes $31.9 million related to the restructuring plan.

     Non-Operating - Other, Net, as shown on the Consolidated Statements of Income includes the following for the years ended December 31 (in thousands):

                                                   1996      1995      1994
                                                  -------   -------   -------

     IES merger costs.........................    $(8,689)  $         $    -
     Energy efficiency carrying charges.......      3,225     3,092     1,681
     Gain on sale of cushion gas..............      3,182      --        --
     Incentive gas procurement plan award.....      2,677      --        --
     Agency gas sales, net....................      1,840       228        (2)
     Donations................................     (1,271)   (1,612)   (1,336)
     Gain on reacquisition of long-term debt..      1,105      --        --
     MidAmerican merger costs.................       --      (4,624)   (4,279)
     Allowance for equity funds used
       during construction....................       --         481       452
     Other....................................        331    (2,993)     (471)
                                                  -------   -------   -------
           Total..............................    $ 2,400   $(5,428)  $(3,955)
                                                  =======   =======   =======


(17) MIDAMERICAN-OBLIGATED MANDATORILY REDEEMABLE PREFERRED SECURITIES OF MIDAMERICAN ENERGY FINANCING I:

     Refer to Note 17 of Holdings' Notes to Consolidated Financial Statements for information regarding MidAmerican-Obligated Mandatorily Redeemable Preferred Securities Of MidAmerican Energy Financing I.

(18)  AFFILIATED COMPANY TRANSACTIONS:

     The companies identified as affiliates are wholly owned subsidiaries of Holdings. The basis for these charges is provided for in service agreements between MidAmerican and its affiliates. In the opinion of management, the expenses between entities are fair and reasonable.

     MidAmerican incurred charges for employee wages and benefits, insurance, building rent, computer costs, administrative services, travel expense and general and administrative expenses; including treasury, legal, shareholder relations and accounting functions, on behalf of MidAmerican Capital and Midwest Capital. Such charges were $9.3 million, $4.6 million and $3.4 million for 1996, 1995 and 1994, respectively.

     MidAmerican leases office facilities and other properties from affiliates. Total lease payments were approximately $0.3 million, $0.6 million and $0.6 million for 1996, 1995 and 1994, respectively.

     MidAmerican leases unit trains from an affiliate for the transportation of coal to MidAmerican's generating stations. Unit train costs, including maintenance, were approximately $3.0 million, $3.0 million and $2.9 million for 1996, 1995 and 1994, respectively.

     MidAmerican purchased natural gas from an affiliate. MidAmerican's costs of gas related to these transactions was $0.2 million, $0.3 million and $1.9 million for 1996, 1995 and 1994, respectively.

(19)  UNAUDITED QUARTERLY OPERATING RESULTS:

1996                                                1st Quarter  2nd Quarter  3rd Quarter  4th Quarter
                                                    -----------  -----------  -----------  -----------
                                                                       (In thousands)

Operating revenues ................................   $458,260     $352,198    $ 384,071   $ 441,232
Operating income ..................................     69,361       47,058       70,100      62,688
Income from continuing operations .................     47,419       26,846       43,658      47,209
Income (loss) from discontinued operations ........      6,105        4,333      (19,015)     (1,584)
Earnings on common stock ..........................     51,047       28,995       22,556      41,972


1995                                                1st Quarter  2nd Quarter  3rd Quarter  4th Quarter
                                                    -----------  -----------  -----------  ---------
                                                                       (In thousands)
Operating revenues ................................   $418,583     $338,607    $ 403,235   $ 393,810
Operating income ..................................     56,563       44,517       70,572      47,586
Income from continuing operations .................     36,532       21,880       46,078      27,999
Income from discontinued operations ...............      1,045        5,310       (8,621)        600
Earnings on common stock ..........................     35,296       24,908       35,780      26,780

The quarterly data reflect seasonal variations common in the utility industry.

REPORT OF MANAGEMENT

     Management is responsible for the preparation of the accompanying financial statements which have been prepared in conformity with generally accepted accounting principles. In the opinion of management, the financial position, results of operation and cash flows of MidAmerican are reflected fairly in the statements. The statements have been audited by MidAmerican's independent public accountants, Arthur Andersen LLP.

     MidAmerican maintains a system of internal controls which is designed to provide reasonable assurance, on a cost effective basis, that transactions are executed in accordance with management's authorization, the financial statements are reliable and MidAmerican's assets are properly accounted for and safeguarded. MidAmerican's internal auditors continually evaluate and test the system of internal controls and actions are taken when opportunities for improvement are identified. Management believes that the system of internal controls is effective.

     The MidAmerican Energy Holdings Company Board of Directors, through its Audit Committee comprised entirely of outside directors, meets regularly with management, the internal auditors and Arthur Andersen LLP to discuss accounting, auditing, internal control and financial reporting matters. MidAmerican's independent public accountants are appointed annually by the Board of Directors on recommendation of the Audit Committee. The internal auditors and Arthur Andersen LLP each have full access to the Audit Committee, without management representatives present.



Stanley J. Bright
President and Chief Executive Officer




Philip G. Lindner
Senior Vice President and
Chief Financial Officer

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To MidAmerican Energy Company and Subsidiaries:

     We have audited the accompanying consolidated balance sheets and consolidated statements of capitalization of MidAmerican Energy Company (an Iowa corporation) and subsidiaries, as of December 31, 1996 and 1995, and the related consolidated statements of income, retained earnings and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of MidAmerican Energy Company and subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.



                                                      Arthur Andersen LLP

Chicago, Illinois
January 24, 1997

                       MIDAMERICAN ENERGY HOLDINGS COMPANY
                    UNAUDITED FIVE-YEAR FINANCIAL STATISTICS

                                                              1996         1995         1994         1993        1992
                                                           ---------    ---------    ---------    ---------   ---------
Earnings per average common share --
Continuing operations:
  Utility operations ...................................   $    1.54    $    1.24    $    1.12    $    1.29   $    0.82
  Nonregulated activities ..............................       (0.11)       (0.05)        0.13         0.09       (0.03)
Discontinued operations ................................       (0.13)        0.03        (0.03)        0.01        0.05
                                                           ---------    ---------    ---------    ---------   ---------
Earnings per average common share ......................   $    1.30    $    1.22    $    1.22    $    1.39   $    0.84
                                                           =========    =========    =========    =========   =========

Average shares of common stock
  outstanding (in thousands) ...........................     100,752      100,401       98,531       97,762      95,430
Return on average common equity (%) ....................        10.6         10.1         10.1         11.6         7.1
Cash dividends declared per common share ...............   $    1.20    $    1.18    $    1.17    $    1.17   $    1.28
Common dividend payout ratio (%) .......................          92           97           96           84         152

Ratio of earnings to fixed charges --
  Holdings .............................................         3.3          2.8          2.8          2.8         1.9
  MidAmerican...........................................         4.1          3.4          3.3          3.4         2.3
Ratio of earnings to fixed charges and Cooper
  Nuclear Station debt service --
  Holdings..............................................         3.1          2.7          2.7          2.8         1.8
  MidAmerican ..........................................         4.0          3.3          3.2          3.3         2.2
Quarterly earnings per average common share
  outstanding --
  1st quarter ..........................................   $    0.51    $    0.35    $    0.45    $    0.44   $    0.28
  2nd quarter ..........................................        0.29         0.25         0.22         0.22        0.13
  3rd quarter ..........................................        0.22         0.36         0.36         0.52        0.26
  4th quarter ..........................................        0.28         0.27         0.19         0.20        0.17

Total assets (in millions) ...........................   $   4,559    $   4,470    $   4,389    $   4,352   $   4,103

Capitalization (in millions) --
  Common shareholders' equity ..........................   $   1,240    $   1,226    $   1,204    $   1,181   $   1,160
  Preferred shares, not subject to mandatory redemption           32           90           90          110          74
  Preferred shares, subject to mandatory redemption ....         150           50           50           50          49
  Long-term debt (excluding current portion) ...........       1,395        1,403        1,398        1,341       1,369

Capitalization ratios % --
  Common shareholders' equity ..........................        44.0         44.3         43.9         44.0        43.8
  Preferred shares, not subject to mandatory redemption          1.1          3.2          3.3          4.1         2.8
  Preferred shares, subject to mandatory redemption ....         5.4          1.8          1.8          1.9         1.8
  Long-term debt (excluding current portion) ...........        49.5         50.7         51.0         50.0        51.6

Book value per common share at year-end ................   $   12.31    $   12.17    $   12.08    $   12.07   $   11.86
Utility construction expenditures (in thousands) .......   $ 154,198    $ 190,771    $ 211,669    $ 215,081   $ 188,344
Net cash from utility operations less
  dividends as a % of construction .....................       127          108           99           86          85

Number of fulltime employees --
  Utility ..............................................       3,370        3,331        4,077        4,196       4,305
  Nonregulated .........................................         236          271          274          347         200


                       MIDAMERICAN ENERGY HOLDINGS COMPANY
              UNAUDITED FIVE-YEAR CONSOLIDATED STATEMENTS OF INCOME
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                        YEARS ENDED DECEMBER 31
                                                    1996           1995           1994           1993           1992
                                                -----------    -----------    -----------    -----------    -----------
OPERATING REVENUES
Electric utility ............................   $ 1,099,008    $ 1,094,647    $ 1,021,660    $ 1,002,970    $   936,027
Gas utility .................................       536,753        459,588        492,015        538,989        484,687
Nonregulated ................................       236,851         95,106        117,550         85,997         41,866
                                                -----------    -----------    -----------    -----------    -----------
                                                  1,872,612      1,649,341      1,631,225      1,627,956      1,462,580
                                                -----------    -----------    -----------    -----------    -----------

OPERATING EXPENSES
Utility:
Cost of fuel, energy and capacity ...........       234,317        230,261        213,987        217,385        211,924
Cost of gas sold ............................       345,014        279,025        326,782        366,049        326,097
Other operating expenses ....................       350,174        399,648        354,190        340,720        329,911
Maintenance .................................        88,621         85,363        101,275        101,601         93,769
Depreciation and amortization ...............       164,592        158,950        154,229        150,822        144,646
Property and other taxes ....................        92,630         96,350         94,990         93,238         97,479
                                                -----------    -----------    -----------    -----------    -----------
                                                  1,275,348      1,249,597      1,245,453      1,269,815      1,203,826
                                                -----------    -----------    -----------    -----------    -----------
Nonregulated:
Cost of sales ...............................       218,256         70,209         84,515         57,907         14,411
Other .......................................        35,370         37,181         36,765         32,296         33,184
                                                -----------    -----------    -----------    -----------    -----------
                                                    253,626        107,390        121,280         90,203         47,595
                                                -----------    -----------    -----------    -----------    -----------
Total operating expenses ....................     1,528,974      1,356,987      1,366,733      1,360,018      1,251,421
                                                -----------    -----------    -----------    -----------    -----------

OPERATING INCOME ............................       343,638        292,354        264,492        267,938        211,159
                                                -----------    -----------    -----------    -----------    -----------

NON-OPERATING INCOME
Interest income .............................         4,012          4,485          4,334          5,805          4,457
Dividend income .............................        16,985         16,954         17,087         17,601         17,353
Realized gains and losses on securities, net          1,895            688          7,635          7,915          4,233
Other, net ..................................        (4,020)       (10,467)         4,316         20,842        (10,387)
                                                -----------    -----------    -----------    -----------    -----------
                                                     18,872         11,660         33,372         52,163         15,656
                                                -----------    -----------    -----------    -----------    -----------
FIXED CHARGES
Interest on long-term debt ..................       102,909        105,550        101,267        107,044        114,732
Other interest expense ......................        10,941          9,449          6,446          5,066          5,899
Allowance for borrowed funds ................        (4,212)        (5,552)        (3,955)        (2,186)        (2,162)
Preferred dividends of subsidiaries .........        10,689          8,059         10,551          8,367          8,735
                                                -----------    -----------    -----------    -----------    -----------
                                                    120,327        117,506        114,309        118,291        127,204
                                                -----------    -----------    -----------    -----------    -----------

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME     242,183        186,508        183,555        201,810         99,611
INCOME TAXES ................................        98,422         66,803         60,457         67,485         24,566
                                                -----------    -----------    -----------    -----------    -----------
INCOME FROM CONTINUING OPERATIONS ...........       143,761        119,705        123,098        134,325         75,045

INCOME (LOSS) FROM DISCONTINUED OPERATIONS ..       (12,715)         3,059         (2,909)         1,159          5,099
                                                -----------    -----------    -----------    -----------    -----------

NET INCOME ..................................   $   131,046    $   122,764    $   120,189    $   135,484    $    80,144
                                                ===========    ===========    ===========    ===========    ===========

AVERAGE COMMON SHARES OUTSTANDING ...........       100,752        100,401         98,531         97,762         95,430

EARNINGS PER COMMON SHARE
Continuing operations .......................   $      1.43    $      1.19    $      1.25    $      1.38    $      0.79
Discontinued operations .....................         (0.13)          0.03          (0.03)          0.01            .05
                                                -----------    -----------    -----------    -----------    -----------
Earnings per average common share ...........   $      1.30    $      1.22    $      1.22    $      1.39    $       .84
                                                ===========    ===========    ===========    ===========    ===========

DIVIDENDS DECLARED PER SHARE ................   $      1.20    $      1.18    $      1.17    $      1.17    $      1.28
                                                ===========    ===========    ===========    ===========    ===========



                                      -66-

                       MIDAMERICAN ENERGY HOLDINGS COMPANY
                 UNAUDITED FIVE-YEAR CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                                       AS OF  DECEMBER 31
                                                                  1996          1995          1994          1993          1992
                                                               -----------   -----------   -----------   -----------   -----------
ASSETS
UTILITY PLANT
Electric ...................................................   $ 4,010,847   $ 3,881,699   $ 3,765,004   $ 3,642,415   $ 3,534,703
Gas ........................................................       723,491       695,741       663,792       639,276       628,856
                                                               -----------   -----------   -----------   -----------   -----------
                                                                 4,734,338     4,577,440     4,428,796     4,281,691     4,163,559
Less accumulated depreciation and amortization .............     2,153,058     2,027,055     1,885,870     1,801,668     1,680,033
                                                               -----------   -----------   -----------   -----------   -----------
                                                                 2,581,280     2,550,385     2,542,926     2,480,023     2,483,526
Construction work in progress ..............................        49,305       104,164       101,252       111,726        67,664
                                                               -----------   -----------   -----------   -----------   -----------
                                                                 2,630,585     2,654,549     2,644,178     2,591,749     2,551,190
                                                               -----------   -----------   -----------   -----------   -----------

POWER PURCHASE CONTRACT ....................................       190,897       212,148       221,998       248,643       243,146
                                                               -----------   -----------   -----------   -----------   -----------

INVESTMENT IN DISCONTINUED OPERATIONS ......................       196,356       177,300       186,246       168,907       118,163
                                                               -----------   -----------   -----------   -----------   -----------

CURRENT ASSETS
Cash and cash equivalents ..................................        97,749        32,915        28,651        20,657        23,723
Receivables less reserves...................................       312,930       228,128       196,814       216,157       218,258
Inventories ................................................        90,864        85,235        92,248       100,675        98,608
Other ......................................................        11,696        18,428        14,288        21,195        24,811
                                                               -----------   -----------   -----------   -----------  ------------
                                                                   513,239       364,706       332,001       358,684       365,400
                                                               -----------   -----------   -----------   -----------   -----------

INVESTMENTS ................................................       628,791       646,456       595,510       614,153       635,315
                                                               -----------   -----------   -----------   -----------   -----------

OTHER ASSETS ...............................................       399,415       414,938       408,961       369,937       190,206
                                                               -----------   -----------   -----------   -----------   -----------

TOTAL ASSETS ...............................................   $ 4,559,283   $ 4,470,097   $ 4,388,894   $ 4,352,073   $ 4,103,420
                                                               ===========   ===========   ===========   ===========   ===========


CAPITALIZATION AND LIABILITIES
CAPITALIZATION
Common shareholders' equity ................................   $ 1,239,946   $ 1,225,715   $ 1,204,112   $ 1,180,510   $ 1,159,676
Preferred shares, not subject to mandatory redemption ......        31,769        89,945        89,955       109,871        74,242
Preferred shares, subject to mandatory redemption ..........       150,000        50,000        50,000        50,000        48,625
Long-term debt (excluding current portion) .................     1,395,103     1,403,322     1,398,255     1,341,003     1,368,784
                                                               -----------   -----------   -----------   -----------   -----------
                                                                 2,816,818     2,768,982     2,742,322     2,681,384     2,651,327
                                                               -----------   -----------   -----------   -----------   -----------

CURRENT LIABILITIES
Notes payable ..............................................       161,990       184,800       124,500       173,035       120,244
Current portion of long-term debt...........................        79,598        65,295        72,872        66,371        32,952
Current portion of power purchase contract .................        13,718        13,029        12,080        10,830         8,065
Accounts payable ...........................................       169,806       122,055       106,152       123,618       112,198
Taxes accrued ..............................................        82,254        81,898        91,653       110,923       101,585
Interest accrued ...........................................        28,513        30,635        30,659        31,021        31,395
Other ......................................................        30,229        46,267        44,974        49,470        53,050
                                                               -----------   -----------   -----------   -----------   -----------
                                                                   566,108       543,979       482,890       565,268       459,489
                                                               -----------   -----------   -----------   -----------   -----------

OTHER LIABILITIES
Power purchase contract ....................................        97,504       112,700       125,729       140,655       138,085
Deferred income taxes ......................................       752,336       724,587       712,307       659,753       589,626
Investment tax credit ......................................        88,842        95,041       100,871       106,729       113,846
Other ......................................................       237,675       224,808       224,775       198,284       151,047
                                                               -----------   -----------   -----------   -----------   -----------
                                                                 1,176,357     1,157,136     1,163,682     1,105,421       992,604
                                                               -----------   -----------   -----------   -----------   -----------

TOTAL CAPITALIZATION AND LIABILITIES .......................   $ 4,559,283   $ 4,470,097   $ 4,388,894   $ 4,352,073   $ 4,103,420
                                                               ===========   ===========   ===========   ===========   ===========

                      MIDAMERICAN ENERGY HOLDINGS COMPANY
                 UNAUDITED UTILITY FIVE-YEAR ELECTRIC STATISTICS

FOR THE YEARS ENDED DECEMBER 31                    1996          1995          1994           1993           1992
                                                -----------   -----------   -----------    -----------    -----------

REVENUES (in thousands)
Residential .................................   $   415,954   $   434,105   $   400,346    $   386,047    $   343,842
Small general service .......................       237,466       252,427       253,703        242,205        236,292
Large general service .......................       241,172       219,075       204,481        193,616        199,256
Other sales .................................        60,476        60,160        57,731         56,198         30,878
Sales for resale ............................       121,452       105,472        84,260        104,461        106,982
                                                -----------   -----------   -----------    -----------    -----------
Total from electric sales ...................     1,076,520     1,071,239     1,000,521        982,527        917,250
Other electric revenue ......................        22,488        23,408        21,139         20,443         18,777
                                                -----------   -----------   -----------    -----------    -----------
Total .......................................   $ 1,099,008   $ 1,094,647   $ 1,021,660    $ 1,002,970    $   936,027
                                                ===========   ===========   ===========    ===========    ===========

KWH SALES (in thousands)
Residential .................................     4,652,031     4,767,608     4,500,265      4,475,883      4,098,567
Small general service .......................     3,565,459     3,920,792     4,062,993      3,937,360      3,885,898
Large general service .......................     6,067,325     5,351,933     5,091,685      4,851,493      4,993,213
Other .......................................       988,022       957,463       938,620        930,117        470,444
Sales for resale ............................     6,727,326     5,509,161     3,605,092      5,566,208      6,386,957
                                                -----------   -----------   -----------    -----------    -----------
Total .......................................    22,000,163    20,506,957    18,198,655     19,761,061     19,835,079
                                                ===========   ===========   ===========    ===========    ===========

REVENUES AS A % OF TOTAL
Residential .................................          38.6          40.5          40.0           39.3           37.5
Small general service .......................          22.1          23.6          25.4           24.7           25.7
Large general service .......................          22.4          20.5          20.4           19.7           21.7
Other .......................................           5.6           5.6           5.8            5.7            3.4
Sales for resale ............................          11.3           9.8           8.4           10.6           11.7
                                                -----------   -----------   -----------    -----------    -----------
Total .......................................         100.0         100.0         100.0          100.0          100.0
                                                ===========   ===========   ===========    ===========    ===========
SALES AS A % OF TOTAL
Residential .................................          21.1          23.2          24.7           22.7           20.6
Small general service .......................          16.2          19.1          22.3           19.9           19.6
Large general service .......................          27.6          26.1          28.0           24.5           25.2
Other .......................................           4.5           4.7           5.2            4.7            2.4
Sales for resale ............................          30.6          26.9          19.8           28.2           32.2
                                                -----------   -----------   -----------    -----------    -----------
Total .......................................         100.0         100.0         100.0          100.0          100.0
                                                ===========   ===========   ===========    ===========    ===========

RETAIL ELECTRIC SALES BY JURISDICTION (%)
Iowa ........................................          88.7          88.4          88.6           88.7           87.8
Illinois ....................................          10.6          11.0          10.9           10.9           11.8
South Dakota ................................           0.7           0.6           0.5            0.4            0.4
                                                -----------   -----------   -----------    -----------    -----------
Total .......................................         100.0         100.0         100.0          100.0          100.0
                                                ===========   ===========   ===========    ===========    ===========

CUSTOMERS (end of year)
Residential .................................       557,637       551,384       548,106        541,220        536,767
Small general service .......................        73,022        72,616        69,905         68,829         71,843
Large general service .......................           982           945           743            744            833
Other .......................................         9,937         9,744         9,518          9,572          5,156
Sales for resale ............................            55            55            59             63             61
                                                -----------   -----------   -----------    -----------    -----------
Total .......................................       641,633       634,744       628,331        620,428        614,660
                                                ===========   ===========   ===========    ===========    ===========

ANNUAL AVERAGE PER RESIDENTIAL CUSTOMER
Revenue per Kwh (cents) .....................          8.94          9.11          8.90           8.62           8.39
KWh sales ...................................         8,392         8,670         8,265          8,310          7,681

COOLING DEGREE DAYS
Actual ......................................           788         1,112           912            813            603
Percent warmer (colder) than normal .........         (17.5)          14.1          (6.5)         (16.4)         (38.5)

ELECTRIC PEAK DEMAND (net MW) ...............         3,537         3,553         3,226          3,284          2,902

SUMMER NET ACCREDITED CAPABILITY (MW) .......         4,216         4,311         4,145          4,072          4,116



                       MIDAMERICAN ENERGY HOLDINGS COMPANY
                   UNAUDITED UTILITY FIVE-YEAR GAS STATISTICS

FOR THE YEARS ENDED DECEMBER 31                                1996      1995      1994       1993      1992
                                                             --------  --------  --------   --------  --------
REVENUES (in thousands)
Residential ...............................................  $338,605  $279,819  $287,171   $319,359  $282,688
Small general service .....................................   153,616   128,501   142,894    150,913   133,384
Large general service .....................................    17,670    23,280    36,729     37,761    43,919
Sales for resale and other ................................     2,050     5,303     5,514     10,376     2,648
                                                             --------  --------  --------   --------  --------
  Total revenue from gas sales ............................   511,941   436,903   472,308    518,409   462,639
Gas transported ...........................................    20,155    16,677    12,842     13,457    17,473
Other gas revenues ........................................     4,657     6,008     6,865      7,123     4,575
                                                             --------  --------  --------   --------  --------
Total .....................................................  $536,753  $459,588  $492,015   $538,989  $484,687
                                                             ========  ========  ========   ========  ========

THROUGHPUT (MMBtu in thousands)
Sales
  Residential .............................................    61,732    57,153    54,732     60,612    56,072
  Small general service ...................................    33,642    32,786    32,677     34,504    31,894
  Large general service ...................................     4,634     6,222     8,253      9,681    12,357
  Sales for resale and other ..............................       977     3,582     3,231      4,305       837
                                                             --------  --------  --------   --------  --------
    Total sales ...........................................   100,985    99,743    98,893    109,102   101,160
Gas transported ...........................................    54,618    50,695    43,293     39,570    34,686
                                                             --------  --------  --------   --------  --------
  Total ...................................................   155,603   150,438   142,186    148,672   135,846
                                                             ========  ========  ========   ========  ========
REVENUES AS A % OF TOTAL
Residential ...............................................      63.6      61.7      59.2       60.0      58.9
Small general service .....................................      28.9      28.3      29.4       28.4      27.8
Large general service .....................................       3.3       5.1       7.6        7.1       9.1
Sales for resale and other ................................       0.4       1.2       1.1        2.0       0.6
Gas Transported ...........................................       3.8       3.7       2.7        2.5       3.6
                                                             --------  --------  --------   --------  --------
  Total ...................................................     100.0     100.0     100.0      100.0     100.0
                                                             ========  ========  ========   ========  ========
SALES AS A % OF TOTAL (excluding gas transported)
Residential ...............................................      61.1      57.3      55.3       55.6      55.5
Small general service .....................................      33.3      32.9      33.0       31.6      31.5
Large general service .....................................       4.6       6.2       8.4        8.9      12.2
Sales for resale and other ................................       1.0       3.6       3.3        3.9       0.8
                                                             --------  --------  --------   --------  --------
  Total ...................................................     100.0     100.0     100.0      100.0     100.0
                                                             ========  ========  ========   ========  ========

RETAIL GAS SALES BY JURISDICTION (%)
Iowa ......................................................      78.0      77.1      76.6       74.5      73.4
Illinois ..................................................      11.0      11.6      11.9       11.4      11.6
South Dakota ..............................................      10.3      10.6      10.8        5.4       2.2
Other .....................................................       0.7       0.7       0.7        8.7      12.8
                                                             --------  --------  --------   --------  --------
  Total ...................................................     100.0     100.0     100.0      100.0     100.0
                                                             ========  ========  ========   ========  ========

CUSTOMERS (end of year)
Residential ...............................................   550,786   541,732   535,301    526,863   552,660
Small general service .....................................    58,059    57,207    55,855     54,972    54,918
Large general service .....................................       821       830       876        868     1,020
Gas transported and other .................................       504     1,128       171        128       123
                                                             --------  --------  --------   --------  --------
  Total ...................................................   610,170   600,897   592,203    582,831   608,721
                                                             ========  ========  ========   ========  ========
ANNUAL AVERAGES PER RESIDENTIAL CUSTOMER
Revenue per MMBtu .........................................     $5.49     $4.90     $5.25      $5.27     $5.04
MMBtu sales ...............................................       113       106       103        111       103

HEATING DEGREE DAYS
Actual ....................................................     7,445     6,841     6,565      7,097     6,302
Percent colder (warmer) than normal .......................      10.1       0.9      (3.5)       3.2      (8.7)

COST PER MMBTU ............................................     $3.42     $2.80     $3.30      $3.36     $3.22


                                      -69-